AMENDED AND RESTATED BACKSTOP COMMITMENT AGREEMENT
AMONG
PARKER DRILLING COMPANY
AND
THE COMMITMENT PARTIES PARTY HERETO
Dated as of January 28, 2019

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ARTICLE I DEFINITIONS	2

Section 1.1	Definitions 2

Section 1.2	Construction 13

ARTICLE II BACKSTOP COMMITMENT	14

Section 2.1	The Rights Offering; Subscription Rights 14

Section 2.2	The Backstop Commitment 15

Section 2.3	Commitment Party Default 15

Section 2.4	Subscription Escrow Account Funding. 17

Section 2.5	Closing. 17

Section 2.6	Designation and Assignment Rights. 18

Section 2.7	No Financial Accommodation Agreement 20

ARTICLE III PUT OPTION CASH PREMIUM; PUT OPTION EQUITY PREMIUM; EXPENSE REIMBURSEMENT	20

Section 3.1	Put Option Cash Premium 20

Section 3.2	Return of Put Option Cash Premium; Put Option Equity Premium 20

Section 3.3	Expense Reimbursement 21

Section 3.4	Amendment Fee 23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY	23

Section 4.1	Existence; Compliance with Law 23

Section 4.2	Power; Enforceable Obligations 24

Section 4.3	Consents and Approvals 24

Section 4.4	No Conflict 25

Section 4.5	No Material Litigation 25

Section 4.6	Financial Statements; No Material Adverse Effect 25

Section 4.7	Material Contracts 26

Section 4.8	Authorized and Issued Capital Stock 27

Section 4.9	Ownership of Property; Liens. 27

Section 4.10	Intellectual Property 28

Section 4.11	Taxes. 28

Section 4.12	Labor Matters. 29

Section 4.13	ERISA Compliance. 29

Section 4.14	Investment Company Act; Other Regulations. 30

Section 4.15	Subsidiaries. 30

Section 4.16	Environmental Matters. 30

Section 4.17	Licenses and Permits 31

Section 4.18	Company SEC Documents and Disclosure Statement. 32

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Section 4.19	Insurance. 32

Section 4.20	OFAC/Sanctions. 32

Section 4.21	No Unlawful Payments. 33

Section 4.22	Compliance with Money Laundering Laws 33

Section 4.23	Arm’s Length 33

Section 4.24	No Broker’s Fees 33

Section 4.25	No Undisclosed Relationships 33

Section 4.26	Internal Control Over Financial Reporting 34

Section 4.27	Disclosure Controls and Procedures 34

Section 4.28	CFIUS 34

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMMITMENT PARTIES	34

Section 5.1	Incorporation 34

Section 5.2	Corporate Power and Authority 34

Section 5.3	Execution and Delivery 35

Section 5.4	No Conflict 35

Section 5.5	Consents and Approvals 35

Section 5.6	Note Claims and Equity Interests 35

Section 5.7	No Registration 36

Section 5.8	Purchasing Intent 36

Section 5.9	Sophistication; Investigation 36

Section 5.10	No Broker’s Fees 36

Section 5.11	Sufficient Funds 37

ARTICLE VI ADDITIONAL COVENANTS	37

Section 6.1	Confirmation Order; Approval Order; Plan and Disclosure Statement 37

Section 6.2	Conduct of Business 37

Section 6.3	Access to Information 39

Section 6.4	Commercially Reasonable Efforts. 39

Section 6.5	Registration Rights Agreement; Governance Documents. 40

Section 6.6	Commitments of the Company. 41

Section 6.7	Additional Provisions Regarding Company’s Commitments. 43

Section 6.8	DTC Eligibility 44

Section 6.9	Antitrust Approval 44

Section 6.10	Other Entities 45

Section 6.11	Reorganized Parker. 45

Section 6.12	S-1 Preparation 45

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Section 6.13	Share Legend 46

Section 6.14	Conversion Waiver 46

ARTICLE VII CONDITIONS TO THE OBLIGATIONS OF THE PARTIES	46

Section 7.1	Conditions to the Obligations of the Commitment Parties 46

Section 7.2	Waiver of Conditions to Obligation of Commitment Parties 49

Section 7.3	Conditions to the Obligations of the Company 50

ARTICLE VIII INDEMNIFICATION AND CONTRIBUTION	50

Section 8.1	Indemnification Obligations 51

Section 8.2	Indemnification Procedure 51

Section 8.3	Settlement of Indemnified Claims 52

Section 8.4	Contribution 53

Section 8.5	Treatment of Indemnification Payments 53

Section 8.6	No Survival 53

ARTICLE IX TERMINATION	53

Section 9.1	Termination Rights 53

Section 9.2	Effect of Termination. 57

ARTICLE X GENERAL PROVISIONS	57

Section 10.1	Notices 58

Section 10.2	Assignment; Third Party Beneficiaries 59

Section 10.3	Prior Negotiations; Entire Agreement 59

Section 10.4	Governing Law; Venue 59

Section 10.5	Waiver of Jury Trial 60

Section 10.6	Counterparts 60

Section 10.7	Waivers and Amendments; Rights Cumulative; Consent 60

Section 10.8	Headings 62

Section 10.9	Specific Performance 62

Section 10.10	Damages 62

Section 10.11	No Reliance 62

Section 10.12	Confidentiality and Publicity 63

Section 10.13	Settlement Discussions 63

Section 10.14	No Recourse 64

Section 10.15	Enforceability of Agreement 64

Section 10.16	Relationship Among Parties 64

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SCHEDULES AND EXHIBITS

Schedule 1	Backstop Commitment Percentage – Put Option Cash Premium & Put Option Equity Premium

Schedule 2	Backstop Commitment Percentage – Unsubscribed Shares

Schedule 3	Notice Addresses for Commitment Parties

Schedule 4	Fully Diluted Capital Stock of Reorganized Parker

Schedule 5	Milestones

Exhibit A	Joinder Agreement

Exhibit B	Transfer Agreement

AMENDED AND RESTATED BACKSTOP COMMITMENT AGREEMENT
THIS AMENDED AND RESTATED BACKSTOP COMMITMENT AGREEMENT (this “Agreement”), dated as of January 28, 2019, is made by and among Parker Drilling Company, a Delaware corporation (as a debtor in possession or a reorganized debtor, as applicable, the “Company”), and the parties set forth on the signature pages hereto (each referred to herein, individually, as a “Commitment Party” and, collectively, as the “Commitment Parties”), on the other hand. The Company and each Commitment Party signatory hereto is referred to herein, individually, as a “Party” and, collectively, as the “Parties”. Unless otherwise specified herein, all capitalized terms used and not defined herein shall have the meanings ascribed to them in that certain Restructuring Support Agreement, dated as of December 12, 2018, by and among the Company, each of the other Company Parties (as defined in the RSA) party thereto, and the Consenting Stakeholders (as defined in the RSA) party thereto (such agreement, together with all exhibits, term sheets, schedules and annexes thereto, as amended, restated or otherwise modified pursuant to the terms thereof, the “RSA”) or if not defined therein, then shall have the meanings ascribed to them in the Restructuring Term Sheet attached as Exhibit A to the RSA.
RECITALS
WHEREAS, the Debtors and the Commitment Parties other than Saba have entered into the RSA (simultaneously with the execution of the Original Agreement), which provides for the restructuring of the Debtors’ capital structure and financial obligations pursuant to a “prearranged” plan of reorganization to be filed in the Chapter 11 Cases, implementing the terms and conditions of the Restructuring Transactions, including the terms and conditions set forth in the Restructuring Term Sheet attached as Exhibit A to the RSA;
WHEREAS, Saba has executed a joinder agreement to the RSA (simultaneously with the execution of this Agreement);
WHEREAS, the Debtors have filed with the Bankruptcy Court, in accordance with the terms of the RSA, a motion seeking entry of the Disclosure Statement Order and plan to file, in accordance with the terms of the RSA, a brief in support of the Confirmation Order;
WHEREAS, pursuant to the Plan and this Agreement, and in accordance with the Rights Offering Procedures, the Company will issue the Subscription Rights (as defined below) and conduct a rights offering in which, among other things, the Company will offer to holders of Unsecured Notes, holders of Existing Common Stock, holders of Existing Preferred Stock and the Commitment Parties (on account of their status as holders of Unsecured Notes, Existing Common Stock and Existing Preferred Stock, as applicable) the right to participate (based on such holders’ Subscription Rights) in a rights offering to purchase New Common Stock to be issued by Reorganized Parker for an aggregate of $95,000,000 of cash for 41.9241% of post-Closing New

Common Stock (subject to dilution by New Common Stock issued in connection with the Management Incentive Plan and the exercise of the New Warrants) (the “Rights Offering”), as set forth on Schedule 4;
WHEREAS, subject to the terms and conditions contained in this Agreement, each Commitment Party has agreed that it shall purchase (on a several and not joint basis) its Backstop Commitment Percentage of the Unsubscribed Shares, if any;
WHEREAS, the Parties (other than Saba) entered into the Backstop Commitment Agreement, dated as of December 12, 2018 (the “Original Agreement”); and
WHEREAS, (x) the Parties party to the Original Agreement desire (and have agreed pursuant to Section 10.7 of the Original Agreement to amend and restate the Original Agreement) and (y) Saba desires, to enter into this Agreement pursuant to which, among other things, Saba shall become a Commitment Party, in each case, on the terms and conditions as set forth herein.
NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the Parties hereby agrees as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. Except as otherwise expressly provided in this Agreement, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings set forth below:
“Advance Payment Surplus” has the meaning set forth in Section 3.3(c).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any Affiliated Funds of such Person); provided, however, that for purposes of this Agreement, no Commitment Party shall be deemed an Affiliate of the Company or any of its Subsidiaries. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
“Affiliated Fund” has the meaning set forth in Section 2.6(b).

“Agreement” has the meaning set forth in the introductory paragraph hereto.
“Akin Advance Payment” has the meaning set forth in Section 3.3(b).
“Alternative Restructuring Proposal” has the meaning ascribed to such term in the RSA.
“Amendment Fee” has the meaning set forth in Section 3.4.
“Antitrust Authorities” means the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction pursuant to the Antitrust Laws, and “Antitrust Authority” means any of them.
“Antitrust Laws” mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and any other Law governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger or acquisition or anti-competitive conduct.
“Applicable Consent” has the meaning set forth in Section 4.3.
“Approval Obligations” means the obligations of the Company and the other Debtors under this Agreement and the Approval Order.
“Approval Order” means an order of the Bankruptcy Court approving the Debtors’ entry into this Agreement, which may be the Confirmation Order.
“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2016 and December 31, 2017, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of the Company and its Subsidiaries, including the notes thereto, for the twelve (12) month periods ending December 31, 2016 and December 31, 2017, respectively.
“Available Shares” means the Unsubscribed Shares that any Commitment Party fails to purchase as a result of a Commitment Party Default by such Commitment Party.
“Backstop Commitment” has the meaning set forth in Section 2.2.
“Backstop Commitment Percentage” means, with respect to any Commitment Party, the percentage set forth opposite such Commitment Party’s name as follows (as such Schedule 1, or Schedule 2, may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement):

(i)    with respect to the Put Option Cash Premium and the Put Option Equity Premium, as set forth on Schedule 1; and
(ii)    with respect to all Unsubscribed Shares, as set forth on Schedule 2.
“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the local rules and general orders of the Bankruptcy Court, as in effect on the Petition Date, if applicable, together with all amendments and modifications thereto subsequently made applicable to the Chapter 11 Cases.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and any successor statute.
“Closing” has the meaning set forth in Section 2.5(a).
“Closing Date” has the meaning set forth in Section 2.5(a).
“Code” means the Internal Revenue Code of 1986.
“Commitment Party” has the meaning set forth in the introductory paragraph hereto and each permitted transferee of any Backstop Commitment pursuant to Section 2.6.
“Commitment Party Default” means the failure by any Commitment Party to (a) deliver and pay the aggregate Per Share Purchase Price for such Commitment Party’s Backstop Commitment Percentage of any Unsubscribed Shares by the Subscription Escrow Funding Date in accordance with Section 2.4(b) or (b) exercise its Subscription Rights (i) pursuant to and in accordance with the Plan and (ii) as required by Section 2.1(b).
“Commitment Party Replacement” has the meaning set forth in Section 2.3(a).
“Commitment Party Replacement Period” has the meaning set forth in Section 2.3(a).
“Company” has the meaning set forth in the introductory paragraph hereto.
“Company Disclosure Schedule” means the disclosure schedules delivered by the Company to the Commitment Parties on the date of this Agreement.
“Company SEC Documents” means all of the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with the SEC by the Company.
“Confirmation Order” shall have the meaning ascribed to such term in the RSA.

“Contract” means any legally binding agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other enforceable arrangement or obligation, and any amendments thereto, whether written or oral, but excluding the Plan.
“Defaulting Commitment Party” means, at any time, any Commitment Party that caused a Commitment Party Default that is continuing at such time.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of comprehensive Sanctions (which, as of the date of this Agreement, includes only Crimea, Cuba, Iran, Syria, and North Korea).
“DIP Facility” has the meaning ascribed to such term in the RSA.
“Disposition” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or any of its Subsidiaries or, with respect to any such plan that is subject to Section 412 or 403 of the Code or Section 302 or 303 or Title IV of ERISA, any ERISA Affiliate.
“Environmental Law” means any applicable international, regional, Federal, state, foreign or local law, treaties, directives, protocols, codes, standards, rules, regulations and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any Order, to the extent binding on the Company or any of its Subsidiaries, relating to the environment (including ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, coastal water, ocean waters and international waters), and/or Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; Regulation (EC) No 1907/2006 of the European Parliament and of the Council of 18 December 2006 concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals (REACH); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 or 430 of the Code or Section 302 or 303 of ERISA).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of an Employee Benefit Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.
“Event” means any event, development, occurrence, circumstance, effect, condition, result, state of facts or change.
“Exit Facility” has the meaning ascribed to such term in the RSA.
“Expense Reimbursement” has the meaning set forth in Section 3.3(a).
“Filing Party” has the meaning set forth in Section 6.9(b).
“Final Order” means an order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court (or such other court) on the docket in the Chapter 11 Cases (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed and as to which (A) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall then be pending or (B) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such order, shall not cause an order not to be a Final Order.
“Foreign Benefit Plan” has the meaning set forth in Section 4.13(d).
“Foreign Government Scheme or Arrangement” has the meaning set forth in Section 4.13(d).
“Funding Notice” has the meaning set forth in Section 2.4(a).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Entity” means any U.S. or non-U.S. international, regional, federal, state, municipal or local governmental, judicial, administrative, legislative or regulatory authority, entity, instrumentality, agency, department, commission, court, or tribunal of competent jurisdiction (including any branch, department or official thereof); excluding, however, any Person engaged in the oil and gas extraction or services business that is owned in whole or in part by any such U.S. or non-U.S. international, regional, federal, state, municipal or local governmental, judicial, administrative, legislative or regulatory authority, entity, instrumentality, agency, department, commission, court, or tribunal of competent jurisdiction (including any branch, department or official thereof).
“Hazardous Materials” means: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Entity under Environmental Laws due to its dangerous or deleterious properties.

“Houlihan” has the meaning set forth in Section 3.3(a).
“Houlihan Advance Payment” has the meaning set forth in Section 3.3(b).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.
“Indemnified Claim” has the meaning set forth in Section 8.2.
“Indemnified Person” has the meaning set forth in Section 8.1.
“Indemnifying Party” has the meaning set forth in Section 8.1.
“Initial Commitment Parties” means those Commitment Parties who executed the Original Agreement on December 12, 2018.
“Initial Consenting Stakeholders” means those Consenting Stakeholders who executed the RSA on December 12, 2018.
“Intellectual Property” means all U.S. or foreign intellectual or industrial property or proprietary rights, including any: (a) trademarks, service marks, trade dress, domain names, social media identifiers, corporate and trade names, logos and all other indicia of source or origin, together with all associated goodwill, (b) patents, inventions, invention disclosures, technology, know-how, processes and methods, (c) copyrights and copyrighted works, (including software, applications, source and object code, databases and compilations, online, advertising and promotional materials, mobile and social media content and documentation), (d) trade secrets and confidential or proprietary information or content, and (e) all registrations, applications, renewals, re-issues, continuations, continuations-in-part, divisions, extensions, re- examinations and foreign counterparts of any of the foregoing.
“IRS” means the United States Internal Revenue Service.
“Joint Filing Party” has the meaning set forth in Section 6.9(c).
“Knowledge of the Company” means the actual knowledge, after a reasonable inquiry of their direct reports, of the chief executive officer, chief financial officer and chief compliance officer.
“Legal Proceedings” means any legal, governmental, administrative, judicial or regulatory investigations, audits, actions, suits, claims, arbitrations, demands, demand letters, claims, notices of noncompliance or violations, or proceedings.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Losses” has the meaning set forth in Section 8.1.
“Material Adverse Effect” means any Event which individually, or together with all other Events, has had or would reasonably be expected to have a material and adverse effect on (a) the business, assets, liabilities, finances, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries (or Reorganized Parker and its Subsidiaries), taken as a whole, or (b) the ability of the Company and its Subsidiaries (or Reorganized Parker and its Subsidiaries), taken as a whole, to perform their obligations under, or to consummate the transactions contemplated by, the Definitive Documents, including the Rights Offering, in each case, except to the extent such Event results from, arises out of, or is attributable to, the following (either alone or in combination): (i) any change after the date hereof in global, national or regional political conditions (including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or material worsening of any such hostilities, acts of war, sabotage, terrorism or military actions existing or underway) or in the general business, market, financial or economic conditions affecting the industries, regions and markets in which the Company and its Subsidiaries operate, including any change in the United States or applicable foreign economies or securities, commodities or financial markets, or force majeure events or “acts of God”; (ii) any changes after the date hereof in applicable Law or GAAP, or in the interpretation or enforcement thereof; (iii) the execution, announcement or performance of this Agreement or the other Definitive Documents or the transactions contemplated hereby or thereby (including any act or omission of the Company and its Subsidiaries expressly required or prohibited, as applicable, by this Agreement or consented to or required by the Requisite Commitment Parties in writing); (iv) the filing or pendency of the Chapter 11 Cases; (v) changes in the market price or trading volume of the claims or equity or debt securities of the Company and its Subsidiaries (but not the underlying facts giving rise to such changes unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (vi) the departure of officers or directors of any of the Company or its Subsidiaries (but not the underlying facts giving rise to such departure unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (vii) declarations of national emergencies in the United States or natural disasters in the United States; (viii) any matters expressly disclosed in the Disclosure Statement or the Company Disclosure Schedule as delivered on the date hereof; or (ix) the occurrence of a Commitment Party Default; provided, however, that the exceptions set forth in clauses (i) and (ii) shall not apply to the extent that such Event is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and its Subsidiaries operate.
“Material Contracts” means all “plans of acquisition, reorganization, arrangement, liquidation or succession” and “material contracts” (as such terms are defined in Items 601(b)(2) and 601(b)(10) of Regulation S-K under the Exchange Act) to which the Company or any of its Subsidiaries is a party.
“Maximum Saba Expense Reimbursement” has the meaning set forth in Section 3.3(f).
“Milestones” means those certain milestones set forth in Schedule 5 attached hereto.
“Money Laundering Laws” has the meaning set forth in Section 4.22.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“New Common Stock” means the common stock of Reorganized Parker.
“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator of applicable jurisdiction.
“Original Agreement” has the meaning set forth in the recitals hereto.
“Party” has the meaning set forth in the introductory paragraph hereto.
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five years.
“Permitted Liens” means (a) Liens for Taxes that (i) are not due and payable, (ii) are being contested in good faith by appropriate proceedings or for which adequate reserves have been made with respect thereto or (iii) the nonpayment of which is permitted by the Bankruptcy

Code; (b) landlord’s, operator’s, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other similar Liens for labor, materials or supplies or other like Liens arising by operation of law in the ordinary course of business provided with respect to any Property incurred in the ordinary course of business consistent with past practice and as otherwise not prohibited under this Agreement, for amounts that are not more than sixty (60) days delinquent and that do not materially detract from the value of, or materially impair the use of, any of the Real Property or personal property of the Company and its Subsidiaries (taken as a whole), or, if for amounts that do materially detract from the value of, or materially impair the use of, any of the Real Property or personal property of the Company and its Subsidiaries (taken as a whole), if such Lien is being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (c) zoning, building codes and other land use Laws regulating the use or occupancy of any Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such Real Property; provided, that no such zoning, building codes and other land use Laws prohibit the use or occupancy of such Real Property; (d) easements, covenants, conditions, minor encroachments, restrictions on transfer and other similar matters affecting title to any Real Property (including any title retention agreement) and other title defects and encumbrances that do not or would not materially impair the ownership, use or occupancy of such Real Property or the operation of the business of the Company and its Subsidiaries; (e) Liens granted under any Contracts, to the extent the same are ordinary and customary in the business of the Company and its Subsidiaries and do not or would not materially impair the ownership, use or occupancy of any Real Property or the operation of the Company and its Subsidiaries’ business and which are for claims not more than sixty (60) days delinquent or, if such claim does materially impair such ownership, use, occupancy or operation and are for obligations that are more than sixty (60) days delinquent, are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (f) from and after the occurrence of the Effective Date, Liens granted in connection with the DIP Facility and the Exit Facility; (g) mortgages on a lessor’s interest in a lease or sublease; provided, that no foreclosure proceedings have been duly filed (unless, in such case, such mortgage has been subordinated to the applicable lease); (h) Liens that, pursuant to the Plan and the Confirmation Order, will be discharged and released on the Effective Date; and (i) any Liens set forth on Section 1.1(a) of the Company Disclosure Schedule.
“Per Share Purchase Price” means a price per share of New Common Stock to result in the Rights Offering realizing aggregate proceeds of $95,000,000, calculated as set forth in the Rights Offering Procedures.
“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Post-Closing Expenses” has the meaning set forth in Section 3.3(c).
“Pre-Closing Period” has the meaning set forth in Section 6.2.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, the Existing Interests.
“Put Election” has the meaning set forth in Section 2.2.
“Put Option” has the meaning set forth in Section 2.2.
“Put Option Cash Premium” has the meaning set forth in Section 3.1.
“Put Option Equity Premium” has the meaning set forth in Section 3.2(b).
“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any of the Debtors, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.
“Reasonable Approvals” has the meaning set forth in Section 4.3.
“Related Party” means, with respect to any Person, (i) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of such Person and (ii) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing.
“Related Purchaser” has the meaning set forth in Section 2.6(a).
“Replacing Commitment Parties” has the meaning set forth in Section 2.3(a).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.
“Required Rights” has the meaning set forth in Section 2.1.

“Requirement of Law” means as to any Person, any Law applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Requisite Commitment Parties” means the Required Consenting Stakeholders (as defined in the RSA).
“Rights Offering” has the meaning set forth in the recitals hereto.
“Rights Offering Expiration Time” means the time and the date on which the rights offering subscription form must be duly delivered to the Rights Offering Subscription Agent in accordance with the Rights Offering Procedures, together with the applicable Per Share Purchase Price.
“Rights Offering Participants” means those Persons who duly subscribe for Rights Offering Shares in accordance with the Rights Offering Procedures.
“Rights Offering Shares” means, collectively, the shares of New Common Stock issued in the Rights Offering.
“Rights Offering Subscription Agent” means a subscription agent appointed by the Company and satisfactory to the Requisite Commitment Parties.
“RSA” has the meaning set forth in the introductory paragraph hereto.
“Saba” means Saba Capital Management, L.P., and its affiliated funds that are managed or advised by Saba Capital Management, L.P.
“Sanctions” means any sanctions administered or enforced by the United States government (including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), the United Nations Security Council, the European Union or Her Majesty’s Treasury or other applicable jurisdictions.
“Significant Subsidiaries” has the meaning set forth in Section 4.1.
“Subscription Escrow Account” has the meaning set forth in Section 2.4(a).
“Subscription Escrow Agreement” has the meaning set forth in Section 2.4(b).
“Subscription Escrow Funding Date” has the meaning set forth in Section 2.4(b).
“Subscription Rights” means, collectively, (i) the rights of holders of Unsecured Notes to purchase up to approximately 63.1579% of the New Common Stock offered in the Rights Offering (on a pro rata basis based on such holder’s percentage holdings of Unsecured Notes), (ii)

the rights of holders of Existing Common Stock to purchase up to approximately 22.1053% of the New Common Stock offered in the Rights Offering (on a pro rata basis based on such holder’s percentage holdings of Existing Common Stock), and (iii) the rights of holders of Existing Preferred Stock to purchase up to approximately 14.7368% of the New Common Stock offered in the Rights Offering (on a pro rata basis based on such holder’s percentage holdings of Existing Preferred Stock).
“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (b) has the power to elect a majority of the board of directors or similar governing body or (c) has the power to direct the business and policies.
“Taxes” means all taxes, assessments, duties, or levies or other similar mandatory charges paid to a Governmental Entity, including all federal, state, local, non-U.S. and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group.
“Ultimate Purchaser” has the meaning set forth in Section 2.6(b).
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“Unsubscribed Shares” means the Rights Offering Shares that have not been duly purchased by the Rights Offering Participants in accordance with the Rights Offering Procedures and the Plan.
“willful or intentional breach” has the meaning set forth in Section 9.2(a).
Section 1.2    Construction. In this Agreement, unless the context otherwise requires:
(a)    references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(b)    the descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;
(c)    references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (.pdf), facsimile transmission or comparable means of communication;
(d)    words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;
(e)    the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;
(f)    the term this “Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;
(g)    “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;
(h)    references to “day” or “days” are to calendar days;
(i)    references to “the date hereof” means the date of this Agreement;
(j)    unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder in effect on the date of this Agreement; and
(k)    references to “dollars” or “$” are to United States of America dollars.
ARTICLE II

BACKSTOP COMMITMENT
Section 2.1    The Rights Offering; Subscription Rights. On and subject to the terms and conditions hereof, including entry of the Disclosure Statement Order and the Approval Order by the Bankruptcy Court, (a) the Company, on behalf of Reorganized Parker, shall conduct the Rights Offering pursuant to and in accordance with this Agreement, the Rights Offering Procedures, and the Plan and (b) each Commitment Party shall exercise or cause to be exercised all Subscription Rights issued in respect of all 2020 Notes Claims, 2022 Notes Claims and Existing Interests held by such Commitment Party or its Affiliates as of the date of the Original Agreement or, with respect to Saba or its Affiliates only, all 2020 Notes Claims, 2022 Notes Claims and Existing Interests held as of the close of business on January 23, 2019 (assuming all unsettled trades outstanding as of such time with respect to the Unsecured Notes have settled, regardless of whether such trades have in fact settled) and set forth on Schedule 6 hereto, or with respect to any Commitment Party who signs a joinder agreement in the form set forth on Exhibit A, shall exercise or cause to be exercised all Subscription Rights held by such Commitment Party or its Affiliates as of the date of execution of such joinder agreement (the “Required Rights”). If requested by the Requisite Commitment Parties from time to time prior to the Rights Offering Expiration Time (and any extensions thereto), the Company shall use commercially reasonable efforts to notify, or cause the Rights Offering Subscription Agent to notify, within two (2) Business Days of receipt of such request by the Company, the Commitment Parties of the aggregate number of Subscription Rights known by the Company or the Rights Offering Subscription Agent to have been exercised pursuant to the Rights Offering as of the most recent practicable time before such request. The Rights Offering Shares and the shares of New Common Stock in respect of the Put Option Equity Premium will be made in reliance on the exemption from registration pursuant to Section 1145 of the Bankruptcy Code. The Unsubscribed Shares will be issued pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder.
Section 2.2    The Backstop Commitment. On and subject to the terms and conditions hereof, including entry of the Approval Order, each Commitment Party hereby grants to the Company an option (collectively, the “Put Option”) to require such Commitment Party to purchase Unsubscribed Shares on the Closing Date subject to the terms and conditions of this Agreement. Upon the exercise of the Put Option, each Commitment Party agrees, severally and not jointly, to purchase, and the Company agrees to sell to such Commitment Party, on the Closing Date, the number of Unsubscribed Shares equal to (a) such Commitment Party’s Backstop Commitment Percentage multiplied by (b) the aggregate number of Unsubscribed Shares (provided, that, for the avoidance of doubt, such applicable portion of Unsubscribed Shares shall be multiplied by the applicable Backstop Commitment Percentage for such Commitment Party set forth on Schedule 2, subject to any restrictions set forth thereon), rounded among the Commitment Parties solely to avoid fractional shares as the Commitment Parties may determine in their sole discretion (provided, that in no event shall such rounding reduce the aggregate commitment of the Commitment Parties). The obligations of the Commitment Parties to purchase Unsubscribed Shares as described in this Section 2.2 shall be referred to as the “Backstop Commitment”. The Company may exercise the Put Option by delivery to each Commitment Party of a written put election notice (the “Put Election”); provided, however, that the Put Option shall automatically and irrevocably be deemed to have been exercised by the Company, without the need for delivery of a written notice or the taking of any further action by the Company or any other Person. The purchase price payable by each Commitment Party in respect of each Unsubscribed Share that such Commitment Party is obligated to purchase under its Backstop Commitment shall be the Per Share Purchase Price.
Section 2.3    Commitment Party Default.
(a)    Upon the occurrence of a Commitment Party Default, the Commitment Parties (other than any Defaulting Commitment Party) shall have the right, but not the obligation, within five (5) Business Days after receipt of written notice from the Company to all Commitment Parties of such Commitment Party Default, which notice shall be given promptly following the occurrence of such Commitment Party Default and to all Commitment Parties substantially concurrently (such five (5) Business Day period, the “Commitment Party Replacement Period”), to make arrangements for one or more of the Commitment Parties (other than the Defaulting Commitment Party) to purchase all or any portion of the Available Shares (such purchase, a “Commitment Party Replacement”) on the terms and subject to the conditions set forth in this Agreement and in such amounts based upon the applicable Backstop Commitment Percentage of any such Commitment Parties or as may otherwise be agreed upon by all of the Commitment Parties electing to purchase all or any portion of the Available Shares (such Commitment Parties, the “Replacing Commitment Parties”); provided, however, that, notwithstanding the foregoing, the Outside Date shall not be extended automatically as a result of the existence of a Commitment Party Replacement Period and the Commitment Party Replacement Period shall expire on or before the Outside Date.
(b)    In the event that any Commitment Parties do not elect to purchase all Available Shares available for purchase pursuant to Section 2.3(a), the Company may, in its sole discretion, elect to utilize the Cover Transaction Period to consummate a Cover Transaction. As used herein, “Cover Transaction” means a circumstance in which the Company, in its sole discretion, arranges for the sale of all or any portion of the Available Shares to any other Person, on terms and conditions substantially similar to the Backstop Commitment and the other terms and conditions applicable to the Commitment Parties in their obligation to purchase Unsubscribed Shares pursuant to this Agreement, during the Cover Transaction Period, and “Cover Transaction Period” means the ten (10) Business Day period following expiration of the Commitment Party Replacement Period; provided, however, that, notwithstanding the foregoing, the Outside Date shall not be extended automatically as a result of the existence of a Cover Transaction Period and the Cover Transaction Period shall expire on or before the Outside Date. For the avoidance of doubt, the Company’s election to pursue a Cover Transaction, whether or not consummated, shall not relieve any Commitment Party of its obligation to fulfill its Backstop Commitment.
(c)    Any such Available Shares purchased by a Replacing Commitment Party (and any commitment and applicable aggregate Per Share Purchase Price associated therewith) shall be included, among other things, in the determination of (x) the Unsubscribed Shares of such Replacing Commitment Party for all purposes hereunder, and (y) the Backstop Commitment Percentage of such Replacing Commitment Party for purposes of Section 2.3(d), Section 2.4(b), and Section 3.1.
(d)    If a Commitment Party is a Defaulting Commitment Party, it shall not be entitled to, and shall be deemed to have irrevocably forfeited its rights to (i) purchase or otherwise receive any of the Unsubscribed Shares and (ii) receive, any of the Put Option Equity Premium hereunder, and the Replacing Commitment Parties shall instead be entitled to such Put Option Equity Premium ratably in proportion to their respective Commitment Party Replacement (so long as such Defaulting Commitment Party is not Saba).
(e)    If an Initial Commitment Party becomes a Defaulting Commitment Party after the date of this Agreement, it shall be obligated to repay its ratable portion of the Put Option Cash Premium to the Replacing Commitment Parties ratably in proportion to their respective Commitment Party Replacement.
(f)    No Commitment Party shall have any liability for the Backstop Commitment of any other Commitment Party or for the failure of any other Commitment Party to exercise its Subscription Rights. Nothing in this Agreement shall be deemed to require a Commitment Party to purchase more than its Backstop Commitment Percentage of the Unsubscribed Shares.
(g)    For the avoidance of doubt, notwithstanding anything to the contrary set forth in Section 9.2 but subject to Section 10.10, no provision of this Agreement shall relieve any Defaulting Commitment Party from liability hereunder, or limit the availability of the remedies set forth in Section 10.9, in connection with any such Defaulting Commitment Party’s Commitment Party Default.
Section 2.4    Subscription Escrow Account Funding.
(a)    Funding Notice. No later than the tenth (10th) Business Day following the Rights Offering Expiration Time, the Company shall cause the Rights Offering Subscription Agent to deliver to each Commitment Party in accordance with Section 10.1(b) and Section 10.1(c) a written notice (the “Funding Notice”) of (i) the number of Rights Offering Shares elected to be purchased by the Rights Offering Participants and the aggregate Per Share Purchase Price therefor; (ii) the aggregate number of Unsubscribed Shares, if any, and the aggregate Per Share Purchase Price therefor; (iii) the aggregate number of Unsubscribed Shares (based upon such Commitment Party’s Backstop Commitment Percentage) to be issued and sold by Reorganized Parker to such Commitment Party and the aggregate Per Share Purchase Price therefor; and (iv) the escrow account to which such Commitment Party shall deliver and pay the aggregate Per Share Purchase Price for such Commitment Party’s Backstop Commitment Percentage of the Unsubscribed Shares (the

“Subscription Escrow Account”). The Company shall direct the Rights Offering Subscription Agent to promptly provide any written backup, information and documentation relating to the information contained in the applicable Funding Notice as any Commitment Party may reasonably request.
(b)    Subscription Escrow Account Funding. Notwithstanding any earlier obligation contained in the Rights Offering Procedures, on the second (2nd) Business Day before the Closing Date (such date, the “Subscription Escrow Funding Date”), each Commitment Party shall deliver and pay an amount equal to the sum of (i) the aggregate Per Share Purchase Price for such Commitment Party’s Backstop Commitment Percentage of the Unsubscribed Shares, plus (ii) the aggregate Per Share Purchase Price for the Rights Offering Shares pursuant to such Commitment Party’s exercise of its Subscription Rights, by wire transfer in immediately available funds in U.S. dollars into the Subscription Escrow Account in satisfaction of such Commitment Party’s Backstop Commitment and its obligations to fully exercise its Subscription Rights. The Subscription Escrow Account shall be established with an escrow agent satisfactory to the Requisite Commitment Parties and the Company pursuant to an escrow agreement in form and substance reasonably acceptable to the Requisite Commitment Parties and the Company (the “Subscription Escrow Agreement”). If (x) this Agreement is terminated for any reason or (y) Closing has not occurred within four (4) Business Days after the Subscription Escrow Funding Date, the funds held in the Subscription Escrow Account shall be released, and each Commitment Party shall receive from the Subscription Escrow Account the cash amount actually funded to the Subscription Escrow Account by such Commitment Party, without any interest, as soon as practicable thereafter.
Section 2.5    Closing.
(a)    Subject to Article VII unless otherwise mutually agreed in writing between the Company and the Requisite Commitment Parties, the closing of the Backstop Commitments (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, within three (3) Business Days of the date on which all of the conditions set forth in Article VII shall have been satisfied or waived in accordance with this Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs shall be referred to herein as the “Closing Date”, which, provided that all conditions set forth in Article VII shall have been satisfied or waived in accordance with this Agreement, shall be the Effective Date.
(b)    At the Closing, the funds held in the Subscription Escrow Account shall be released and utilized as set forth in, and in accordance with, the Plan and the Subscription Escrow Agreement.

(c)    At the Closing, issuance of the Unsubscribed Shares and Available Shares, if any, will be made by Reorganized Parker to each Commitment Party (or to its designee in accordance with Section 2.6(a)) against payment of the aggregate Per Share Purchase Price for the Unsubscribed Shares purchased by such Commitment Party, in satisfaction of such Commitment Party’s Backstop Commitment, and against payment of the aggregate Per Share Purchase Price for the Available Shares purchased by such Commitment Party, if any. Unless a Commitment Party requests delivery of a physical stock certificate, Reorganized Parker shall use commercially reasonable efforts to cause the entry of any Unsubscribed Shares, Available Shares, Rights Offering Shares and shares of New Common Stock in respect of the Put Option Equity Premium to be delivered pursuant to this Section 2.5(c) into the account of a Commitment Party pursuant to Reorganized Parker’s book entry procedures and delivery to such Commitment Party of an account statement reflecting the book entry of such Unsubscribed Shares, Available Shares, Rights Offering Shares and shares of New Common Stock in respect of the Put Option Equity Premium shall be deemed delivery of such Unsubscribed Shares, Available Shares, Rights Offering Shares and shares of New Common Stock in respect of the Put Option Equity Premium for purposes of this Agreement, it being understood that such book entry procedures may be those of a transfer agent acting on behalf of Reorganized Parker in such capacity, such procedures and transfer agent being required to be reasonably satisfactory to the Requisite Commitment Parties. Notwithstanding anything to the contrary in this Agreement, all Unsubscribed Shares, Available Shares, Rights Offering Shares and shares of New Common Stock in respect of the Put Option Equity Premium will be delivered at the Closing and will be delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by Reorganized Parker.
Section 2.6    Designation and Assignment Rights.
(a)    Each Commitment Party shall have the right to designate by written notice to the Company no later than two (2) Business Days prior to the Closing Date that some or all of (w) the Unsubscribed Shares that it is obligated to purchase hereunder, (x) the Available Shares, if any, (y) the Rights Offering Shares pursuant to its exercise of the Subscription Rights, or (z) the shares of New Common Stock to be issued in respect of the Put Option Equity Premium, in each case, be issued in the name of, and delivered to, one or more of its Affiliates or Affiliated Funds (other than any portfolio company of such Commitment Party or its Affiliates) (each, a “Related Purchaser”) upon receipt by the Company of payment therefor in accordance with the terms hereof, which notice of designation shall (i) be addressed to the Company and signed by such Commitment Party and each such Related Purchaser, (ii) specify the number of Unsubscribed Shares, Rights Offering Shares or shares of New Common Stock to be issued in respect of the Put Option Equity Premium to be delivered to or issued in the name of such Related Purchaser and (iii) contain a confirmation by each such Related Purchaser of the accuracy of the representations and warranties set forth in Section 5.7 through Section 5.11 as applied to such Related Purchaser; provided, however, that no such designation pursuant to this Section 2.6(a) shall relieve such Commitment Party from its obligations under this Agreement.
(b)    Each Commitment Party shall have the right to Transfer all or any portion of its Backstop Commitment only to (i) any investment fund the primary investment advisor to which is such Commitment Party, the same investment advisor or manager as such Commitment Party, or an Affiliate thereof (other than any portfolio company) (an “Affiliated Fund”) or (ii) one or more special purpose vehicles that are wholly-owned by one or more of such Commitment Party and its Affiliated Funds, created for the purpose of holding such Backstop Commitment or holding debt or equity of the Company and its Subsidiaries, and with respect to which such Commitment Party either (A) has provided an adequate equity support letter or a guarantee of such special purpose vehicle’s Backstop Commitment, in form and substance reasonably acceptable to the Company or (B) otherwise remains obligated to fund the Backstop Commitment to be transferred until the consummation of the Plan; provided, however, that such special purpose vehicle shall not be related to or Affiliated with any portfolio company of such Commitment Party or any of its Affiliates or Affiliated Funds (other than solely by virtue of its affiliation with such Commitment Party) and the equity of such special purpose vehicle shall not be directly or indirectly transferable other than to such Persons described in clauses (i) or (ii) of this Section 2.6(b), and in such manner as such Commitment Party’s Backstop Commitment is transferable pursuant to this Section 2.6(b) (each of the Persons referred to in clauses (i) and (ii), an “Ultimate Purchaser”), and that, in each case, (1) the Ultimate Purchaser provides a written agreement to the Company under which it (w) confirms the accuracy of the representations set forth in Article V as applied to such Ultimate Purchaser (x) agrees to purchase such portion of such Commitment Party’s Backstop Commitment, (y) agrees to be fully bound by, and subject to, this Agreement as a Commitment Party hereto pursuant to a joinder agreement in the form set forth on Exhibit A attached hereto, and (z) agrees to be bound by the RSA pursuant to a transfer agreement in the form set forth on Exhibit B attached hereto, and (2) the transferring Commitment Party and Ultimate Purchaser shall have duly executed and delivered to the Company written notice of such Transfer; provided, further, that no sale or Transfer pursuant to this Section 2.6(b) shall relieve such Commitment Party from its obligations under this Agreement. Other than as set forth in this Section 2.6(b), no Commitment Party shall be permitted to Transfer all or any portion of its Backstop Commitment without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed (it being understood that it would be unreasonable for the Company to withhold its consent to any such Transfer if (i) the transferee is another Commitment Party or an Affiliate of another Commitment Party (other than any portfolio company), or (ii) the transferee has the financial wherewithal to fulfill its obligations with respect to the Backstop Commitment to be transferred, as determined in the Company’s reasonable opinion after request by the Company to the transferee, and prompt delivery to the Company by the transferee, of proof of such financial wherewithal, and, in the case of clauses (i) and (ii), such transferee provides a written agreement to the Company under which it (w) confirms the accuracy of the representations set forth in Article V as applied to such transferee, (x) agrees to purchase such portion of such Commitment Party’s Backstop Commitment, (y) agrees to be fully bound by, and subject to, this Agreement as a Commitment Party hereto pursuant to a joinder agreement in the form set forth on Exhibit A attached hereto, and (z) agrees to be bound by the RSA pursuant to a transfer agreement in the form set forth on Exhibit B attached hereto). Any Transfer of a Commitment Party’s obligations under this Agreement made in violation of this paragraph shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Debtors or any Commitment Party, and shall not create any obligation or liability of any Debtor or any other Commitment Party to the purported transferee.
(c)    Each Commitment Party, severally and not jointly, agrees that it will not Transfer, at any time prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, any of its rights and obligations under this Agreement to any Person other than in accordance with Section 2.3, Section 2.6(a), and Section 2.6(b) of this Agreement. After the Closing Date, nothing in this Agreement shall limit or restrict in any way the ability of any Commitment Party (or any permitted transferee thereof) to Transfer any of its Unsubscribed Shares, Rights Offering Shares or any interest therein; provided, however, that any such Transfer shall be made pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements thereunder and pursuant to applicable securities laws.
Section 2.7    No Financial Accommodation Agreement. The Parties hereby acknowledge, covenant, and agree that: (i) this Agreement does not, and shall not, constitute a “financial accommodation agreement” that cannot be assumed under Section 365(c)(2) of the Bankruptcy Code and the Parties hereby agree that they shall not take a position to the contrary in the Bankruptcy Court or any other court of competent jurisdiction and (ii) the Commitment Parties, alone or in combination, will not initiate, or assert in, any litigation or other legal proceeding that this Section 2.7 is illegal, invalid or unenforceable, in whole or in part, or that this Agreement does or may constitute a “financial accommodation agreement” under Section 365(c)(2) of the Bankruptcy Code.

ARTICLE III

PUT OPTION CASH PREMIUM; PUT OPTION EQUITY PREMIUM; EXPENSE REIMBURSEMENT
Section 3.1    Put Option Cash Premium. Subject to Section 3.2, as consideration for the Put Option, the Backstop Commitment and the other agreements of the Initial Commitment Parties in this Agreement, the Company has paid or caused to be paid on or prior to the execution of the Original Agreement, an aggregate premium equal to $7,600,000.00, which premium has been paid in cash to the Initial Commitment Parties or their designees based upon their Backstop Commitment Percentages set forth on Schedule 1 (the “Put Option Cash Premium”). The Put Option Cash Premium is and has been fully earned, nonrefundable and non-avoidable, and has been paid by the Company, free and clear of any withholding or deduction for any applicable Taxes or any other claim, setoff, or reserve. The Put Option Cash Premium has been paid irrespective of the amount of Unsubscribed Shares (if any) actually existing or purchased. The provisions for the payment of the Put Option Cash Premium, Amendment Fee and Expense Reimbursement, and the indemnification provided herein, are an integral part of the transactions contemplated by this Agreement and without these provisions the Commitment Parties would not have entered into this Agreement.
Section 3.2    Return of Put Option Cash Premium; Put Option Equity Premium.
(a)    The applicable Commitment Parties (other than Saba) hereby acknowledge and agree that the Put Option Cash Premium shall be returned and repaid to the Company only (i) if this Agreement is properly terminated by the Commitment Parties solely pursuant to (x) Section 9.1(b)(iii) or (y) Section 9.1(d) if and only if, at such time, (1) the only condition to the obligations of the Commitment Parties in Section 7.1 remaining to be satisfied is that the Confirmation Order has been entered by the Bankruptcy Court but it has not become a Final Order as set forth in Section 7.1(d), (2) no Commitment Party, to the extent applicable, has waived the condition in Section 7.1(d), and (3) solely due to the failure to waive the condition in Section 7.1(d), the Outside Date has not occurred, or (ii) if this Agreement is properly terminated by the Company pursuant to Section 9.1(c)(ii), in each case in respect of the foregoing clauses (i) and (ii) in this Section 3.2(a), in cash within two (2) Business Days following such proper termination, and (iii) in connection with the Closing pursuant to the terms of Section 3.2(b).
(b)    In connection with, and conditional upon the occurrence of, the Closing, and subject to the entry of the Approval Order, the applicable Commitment Parties (other than Saba) shall return and repay the full Put Option Cash Premium to the Company in exchange for, as consideration for the Put Option, the Backstop Commitment and the other agreements of the Commitment Parties in this Agreement, their ratable share, based on the Commitment Parties’ respective Backstop Commitment Percentages set forth on Schedule 1 on the date of such payment, of 3.3539% of the New Common Stock, without any need for further payment for such New Common Stock by the applicable Commitment Parties (such New Common Stock, the “Put Option Equity Premium”), to be issued by Reorganized Parker (subject to dilution by New Common Stock issued in connection with the Management Incentive Plan and the exercise of the New Warrants) (as set forth on Schedule 4); provided, however, that the aggregate Put Option Equity Premium payable pursuant to this Section 3.2 shall be reduced ratably upon a Commitment Party Default based on the Backstop Commitment Percentage set forth on Schedule 1 of the Defaulting Commitment Party; provided, further, that, if a Commitment Party Replacement sufficient to cure all or a portion of the

Commitment Party Default occurs within the Commitment Party Replacement Period, the Put Option Equity Premium shall only be ratably reduced to the extent of the uncured Commitment Party Default, and such amount that would have otherwise been reduced shall be paid to the Replacing Commitment Parties; provided, further, that, the obligation to repay the Put Option Cash Premium as set forth in this Section 3.2(b) shall be several and not joint and not joint and several.
(c)    The Parties agree to treat the Put Option Cash Premium and the Put Option Equity Premium as “option premium” for U.S. federal income Tax purposes and to not take any action inconsistent therewith unless otherwise required by a final determination to the contrary within the meaning of Section 1313(a) of the Code.
Section 3.3    Expense Reimbursement. (a) Subject to entry of the Approval Order, until the earlier to occur of (i) the Closing and (ii) the termination of this Agreement in accordance with its terms, regardless of whether the Restructuring Transactions are consummated, the Company agrees to pay (without duplication, and to the extent not otherwise paid pursuant to Section 14.22 of the RSA) in cash all reasonable and documented fees, costs and expenses (whether incurred before or after execution of this Agreement) of (a) Akin Gump, as counsel to the Initial Commitment Parties and the Initial Consenting Stakeholders, (b) any local counsel to the Initial Commitment Parties and the Initial Consenting Stakeholders, (c) Houlihan Lokey Capital, Inc. (“Houlihan”), as financial advisor to the Initial Commitment Parties and the Initial Consenting Stakeholders, and (d) any consultants or other professionals retained by the Initial Commitment Parties represented by Akin Gump in connection with the Company Parties or the Restructuring Transactions with the consent of the Company Parties (not to be unreasonably withheld), in each case, in accordance with the engagement letters of such consultant or professional signed by the Company Parties, including, without limitation, any success fees contemplated therein, and in each case, without further order of, or application to, the Bankruptcy Court by such consultants or professionals, as applicable (the “Expense Reimbursement”).
(a)    Simultaneously with the execution of the Original Agreement, the Company has paid (i) all reasonable and documented fees and expenses of Akin Gump incurred or estimated to be incurred prior to and including the date thereof and (ii) an amount equal to $3,000,000.00 to Akin Gump (the “Akin Advance Payment”) and an amount equal to $450,000.00 to Houlihan (the “Houlihan Advance Payment”) and such amounts shall be considered as advance payments.
(b)    If, as of the earlier of the Closing or the termination of this Agreement in accordance with Article IX, as applicable, and after the application of the Akin Advance Payment or the Houlihan Advance Payment, as applicable, to fees and expenses of Akin Gump and/or Houlihan included in the Expense Reimbursement, there remain outstanding amounts in the Akin Advance Payment or the Houlihan Advance Payment, as applicable (any such amount the “Advance Payment Surplus”), then Akin Gump and/or Houlihan, as applicable, shall repay their portion (if any) of the Advance Payment Surplus to the Company either within ten (10) days of Closing or within ten (10) days following the termination of this Agreement in accordance with Article IX, as applicable; provided, that, in the event Closing occurs, the “Expense Reimbursement” shall also include (for all purposes including determination of the existence of an Advance Payment Surplus) all fees and expenses reasonably expected to be incurred by Akin Gump and/or Houlihan, as applicable, related to the Restructuring Transactions following Closing (such portion of the Expense Reimbursement in such scenario, the “Post-Closing Expenses”), which shall be paid in connection with Closing as an advance payment.
(c)    Any Expense Reimbursement incurred by Akin Gump or Houlihan in excess of the Akin Advance Payment or Houlihan Advance Payment (including for Post-Closing Expenses), as applicable, and any other Expense Reimbursement due to any other person, shall be due and payable by the Company contemporaneously with Closing and subject to entry of the Approval Order and shall not be due and payable prior thereto.
(d)    In addition, regardless of whether the Restructuring Transactions are consummated but subject to entry of the Approval Order, the Company shall promptly upon request reimburse each Initial Commitment Party in cash for all reasonable and documented out-of-pocket costs or expenses (without limiting the Company’s obligations pursuant to the other provisions of this Section 3.3, which out-of-pocket costs or expenses shall not include any professional or advisor fees of such Initial Commitment Party otherwise covered by this Section 3.3) incurred by such Initial Commitment Party in connection with this Agreement or the Restructuring Transactions in connection with Closing.
(e)    If the Restructuring Transactions are consummated and Saba has not (i) terminated this Agreement as to itself pursuant to Section 9.1(e), (ii) terminated the RSA as to itself pursuant to Section 12.04 of the RSA, or (iii) breached (other than an immaterial breach) or defaulted (other than an immaterial default) on its obligations under this Agreement or the RSA (where such breach or default is not timely cured within three (3) Business Days after the Company provides written notice to Saba of such breach or default or, in any event, prior to Closing), at Closing and subject to entry of the Approval Order the Company agrees to pay in cash all reasonable and documented fees, costs and expenses (whether incurred before or after execution of this Agreement) of any consultants, counsel, financial advisors or other professionals retained by Saba in connection with matters related to the Company; provided, however, that the Company shall have no obligation to, and shall not, pay any such fees, costs and expenses that exceed $650,000 in the aggregate (the “Maximum Saba Expense Reimbursement”); provided, further, that, notwithstanding anything herein to the contrary, the consultants, counsel, financial advisors and other professionals retained by Saba shall only be entitled to reasonable and documented fees, costs and expenses in connection with this Section 3.3(f) and not any other provision of this Section 3.3 or Section 14.22 of the RSA.

Section 3.4    Amendment Fee. In connection with the entry into this Agreement, and conditional upon the occurrence of the Closing and entry of the Approval Order, the Company shall pay or cause to be paid to Saba a fee of $350,000 in cash (the “Amendment Fee”) at the Closing; provided, however, that the Company shall have no obligation to, and shall not, pay the Amendment Fee if Saba has (i) terminated the Agreement as to itself pursuant to Section 9.1(e), (ii) terminated the RSA as to itself pursuant to Section 12.04 of the RSA, or (iii) breached (other than an immaterial breach) or defaulted (other than an immaterial default) on its obligations under this Agreement or the RSA, and such breach or default is continuing and is not timely cured within three (3) Business Days after the Company provides written notice to Saba of such breach or default or, in any event, prior to Closing. The Amendment Fee will, when paid at Closing, be fully earned, nonrefundable and non-avoidable. The Amendment Fee, when paid at Closing, will be paid irrespective of the amount of Unsubscribed Shares (if any) actually existing or purchased.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (i) as set forth in the Company Disclosure Schedules; provided, that such disclosure shall be made to Davis Polk, on behalf of Saba, on a confidential and professionals’ eyes only basis, or (ii) as disclosed in the Company SEC Documents filed with the SEC on or after December 31, 2017 and publicly available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system prior to the date hereof (excluding the exhibits, annexes and schedules thereto, any disclosures contained in the “Forward-Looking Statements” or “Risk Factors” sections thereof, or any other statements that are similarly predictive, cautionary or forward looking in nature), the Company hereby represents and warrants to the Commitment Parties (unless otherwise set forth herein, as of the date of the Original Agreement, as of the date of this Agreement (with respect to Section 4.1, Section 4.2, Section 4.3, and Section 4.4 only), and as of the Closing Date) as set forth below.
Section 4.1    Existence; Compliance with Law. Except as set forth on Section 4.1 of the Company Disclosure Schedule, the Company and each of its Subsidiaries set forth on Exhibit 21 to the Company’s Form 10-K for the fiscal year ended December 31, 2017 (such Subsidiaries, the “Significant Subsidiaries”) (a) is duly organized or formed, validly existing and, if applicable, in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its organization or formation, (b) has the requisite power and authority (corporate or otherwise) to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified and licensed and, as applicable, in good standing under the laws of each jurisdiction where the conduct of its business, as currently conducted, requires such qualification, except to the extent that the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (d) is in compliance with all Requirements of Law and its Governance Documents, except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 4.2    Power; Enforceable Obligations. The Company and each of its Subsidiaries that has entered into this Agreement (subject to entry of the Approval Order) or any other Definitive Document, as applicable, has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver this Agreement and, subject to entry of the Confirmation Order, each other Definitive Document to which it is a party and to perform its obligations hereunder and thereunder. The Company and each of its Subsidiaries that has entered into this Agreement (subject to entry of the Approval Order) or any other Definitive Document, as applicable, has taken all necessary action (corporate or otherwise) required for the due authorization, execution, delivery and, subject to entry of the Confirmation Order, performance by it of this Agreement and the other Definitive Documents to which it is a party. This Agreement, subject to entry of the Approval Order, will constitute, and each other Definitive Document upon execution will constitute, valid and legally binding obligations of the Company and its Subsidiaries, as applicable, that are a party hereto or thereto, enforceable against the Company and each of its Subsidiaries, as applicable, in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency reorganization or other similar laws limiting creditors’ rights generally or by equitable principles relating to enforceability. Upon entry of the Approval Order, the Approval Obligations will constitute valid and legally binding obligations of the Company, and to the extent applicable, the other Debtors, enforceable against the Company, and to the extent applicable, the other Debtors, in accordance with their respective terms.
Section 4.3    Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries or any of their Property (each an “Applicable Consent”) is required for the execution and delivery by the Company and, to the extent relevant, its Subsidiaries, of this Agreement and each other Definitive Document, the compliance by the Company and, to the extent relevant, its Subsidiaries, with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except for (a) the entry of the Disclosure Statement Order, (b) the entry of an order approving the Rights Offering Procedures, (c) the entry of the Approval Order, (d) the entry of the Confirmation Order, (e) the entry by the Bankruptcy Court, or any other court of competent jurisdiction, of Orders as may be necessary in the Chapter 11 Cases from time to time, (f) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or “Blue Sky” Laws in connection with the purchase of the Unsubscribed Shares by the Commitment Parties, the issuance of the Subscription Rights and the issuance of the Rights Offering Shares pursuant to the exercise, if any, of the Subscription Rights, and (g) (1) filings, if any, pursuant to the HSR Act and the expiration or termination of all applicable waiting periods thereunder or any applicable filing, notification, authorization, approval, consent, clearance, waiting period or waiver under any other Antitrust Laws in connection with the transactions contemplated by this Agreement, and (2) any other governmental notifications, filings, consents, waivers, waiting periods and approvals, if any, required for the consummation of the transactions contemplated by this Agreement, the RSA and the Plan, which, in each case in respect of clauses (1) and (2) of this Section 4.3(g), if not made or obtained, would reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact the Company or the Commitment Parties’ performance of their obligations under this Agreement or any other Definitive Document to which the Company or the Commitment Parties are a party, as reasonably determined and agreed by the Company and the Requisite Commitment Parties upon advice of counsel as of the date of this Agreement, and which have been discussed between Akin Gump and counsel to the Company prior to the date of this Agreement ((1) and (2) collectively, the “Reasonable Approvals”), and (h) any Applicable Consents that, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.4    No Conflict. Assuming the consents described in clauses (a) through (g) of Section 4.3 are obtained, the execution and delivery of this Agreement and each other Definitive Document to which the Company or its Subsidiaries is a party, the compliance by the Company and its Subsidiaries, as applicable, with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not (a) violate the Governance Documents of Reorganized Parker or any of the organization documents of any of the Company’s Subsidiaries (other than with respect to the foregoing, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases or the Company’s or any Debtor’s undertaking to implement the Restructuring Transactions through the Chapter 11 Cases), (b) conflict with, or result in a breach, modification or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent specified in the Plan, in the acceleration of, or the creation of any Lien under, or cause any payment or consent to be required under any Contract to which the Company or any Subsidiary will be bound as of the Closing Date after giving effect to the Plan or to which any of the property or assets of the Company or any of its Subsidiaries will be subject as of the Closing Date after giving effect to the Plan, or (c) result in any violation of any Law or Order applicable to the Company or any of its Subsidiaries or its or their Property, except in the case of clause (b) and (c), for any conflict, breach, modification, violation, default, acceleration or Lien which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.5    No Material Litigation. (a) Except as set forth in Section 4.5 of the Company Disclosure Schedule, and (b) other than the Chapter 11 Cases (and any adversary proceedings or contested motions commenced in connection therewith) or any matters referenced in any proof of claim filed therein, no material litigation, investigation, claim or proceeding of or before any arbitrator or Governmental Entity is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, pursuant to which any Property of the Company or its Subsidiaries is subject to, in each case, that in any manner draws into question the validity or enforceability of this Agreement, the Plan or the other Definitive Documents or the transactions contemplated hereby or thereby, or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.6    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements, reported on by and accompanied by an unqualified report from an independent certified public accounting firm of national reputation, present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as of December 31, 2016 and December 31, 2017, as applicable, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended, except as otherwise expressly noted therein.
(b)    The unaudited consolidated condensed balance sheet of the Company and its Subsidiaries as of September 30, 2018, and the related unaudited consolidated condensed statements of operations and cash flows for the period ended on such date, present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the quarterly period then ended (subject to the absence of footnotes, normal year-end audit adjustments and other presentation items), except as otherwise expressly noted therein.
(c)    All such financial statements described in subsections (a) and (b) of this Section 4.6, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein).
(d)    During the period from December 31, 2017 to and including the Closing Date, there has been no Disposition by the Company or any of its Significant Subsidiaries of any material part of its business or Property, except as reflected in the consolidated or consolidated condensed (as applicable) financial statements described in subsections (a) and (b) of this Section 4.6.
(e)    Except as set forth on Section 4.6 of the Company Disclosure Schedule and except for the Chapter 11 Cases, there has been no Event, either individually or in the aggregate, between December 31, 2017 and the date of the Original Agreement, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.7    Material Contracts. Except as set forth on Section 4.7 of the Company Disclosure Schedule and other than as a result of a rejection motion filed by any of the Debtors in the Chapter 11 Cases, all Material Contracts are valid, binding and enforceable by and against the Company or its relevant Subsidiary party thereto (except where the failure to be valid, binding or enforceable by and against the Company or its relevant Subsidiary may be limited by bankruptcy, insolvency, reorganization or other similar laws limiting creditors’ rights generally or by equitable principles relating to enforceability), and no written notice to terminate, in whole or part, any Material Contract has been delivered to the Company or any of its Subsidiaries (except where such termination would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). Except as set forth on Section 4.7 of the Company Disclosure Schedule and other than as a result of the filing of the Chapter 11 Cases, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Material Contract, is in material default or breach under the terms thereof, in each case, except for such instances of material default or breach that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has provided or made available correct and complete copies of all Material Contracts (together with any amendments or modifications thereto) in effect as of the date of the Original Agreement to the Initial Commitment Parties or their Representatives prior to the date hereof.

Section 4.8    Authorized and Issued Capital Stock.
(a)    The shares of New Common Stock to be issued pursuant to the Plan, including the shares of New Common Stock to be issued in connection with the consummation of the Rights Offering and pursuant to the terms hereof, will, when issued and delivered on the Closing Date, be duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, and free and clear of all Taxes, Liens (other than Transfer restrictions imposed hereunder or under the Governance Documents of Reorganized Parker, the Registration Rights Agreement or by applicable Law), preemptive rights, subscription and similar rights.
(b)    Except as contemplated by the Plan, as of the Closing Date, no shares of capital stock or other Equity Interests in Reorganized Parker will have been issued, reserved for issuance or outstanding.
(c)    Except as described in this Section 4.8 and except as set forth in the Registration Rights Agreement, or the Governance Documents of Reorganized Parker, as of the Closing Date, neither Reorganized Parker nor any of its Subsidiaries will be party to or otherwise bound by or subject to any outstanding option, warrant, call, right, security, commitment, Contract, arrangement or undertaking (including any preemptive right) that (i) obligates Reorganized Parker or any of its Subsidiaries to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity or voting interests in, Reorganized Parker or any of its Subsidiaries or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity or voting interest in, Reorganized Parker or any of its Subsidiaries, (ii) obligates Reorganized Parker or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, (iii) restricts the Transfer of any shares of capital stock of Reorganized Parker or any of its Subsidiaries or (iv) relates to the voting of any shares of capital stock of Reorganized Parker.
Section 4.9    Ownership of Property; Liens.
(a)    The Company and each of its Subsidiaries have good and defensible title to, or a valid leasehold interest in, its respective material Real Property, except for such defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, and except where the failure (or failures) to have such title would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Liens (except for Permitted Liens); provided, however, the enforceability of such leasehold interests may be limited by bankruptcy, insolvency reorganization or other similar laws limiting creditors’ rights generally or by equitable principles relating to enforceability, including the Chapter 11 Cases.
(b)    Section 4.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all drilling units, workover units, and all other rigs, whether land, barge, fixed, floating or otherwise owned or operated by the Company and each of its Subsidiaries, showing the name, capacity year built, classification society (if applicable), classification, IMO number and flag state (for rigs that are vessels), registration number as presented on any certificate of title, if applicable, or contained in the official records of the National Vessel Documentation Center of the United States Coast Guard, or other applicable Governmental Entity, and the status of each such rig or unit, including whether it is cold stacked, warm stacked, or preparing to be cold stacked or warm stacked. No such rig, drilling unit, or related equipment or asset, including any platform, is under an operating lease from a lessor that has incurred non-recourse indebtedness to finance the acquisition of such rig, drilling unit, or asset. Excluding drilling units that have been cold-stacked, all material Property owned, used, or held for use in connection with the conduct of business by the Company or any Subsidiary, is in good condition and repair, ordinary wear and tear excepted, sufficient in all material respects to conduct such business in the ordinary course, consistent with past practice.
Section 4.10    Intellectual Property. Except as set forth on Section 4.10 of the Company Disclosure Schedule, each of the Company and its Subsidiaries owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted.

Except as set forth on Section 4.10 of the Company Disclosure Schedule, no material claim has been asserted and is pending by any Person challenging or questioning the Company’s or any of its Subsidiaries’ use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor to the Knowledge of the Company is there any valid basis for any such claim. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries interferes with, infringes upon, misappropriates or otherwise violates any Intellectual Property rights of any Person in any material respect.
Section 4.11    Taxes. Except as set forth on Section 4.11 of the Company Disclosure Schedule and except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole: (a) the Company and each of its Subsidiaries has filed or caused to be filed all federal, state and non-U.S. Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns and all other Taxes (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings in each case, with respect to which reserves in conformity with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be), (b) no Tax Lien has been filed other than Permitted Liens, (c) to the Knowledge of the Company, there is no pending claim with respect to unpaid Taxes (except for any such Tax liabilities to Taxing authorities outside of the United States which are not, in the aggregate, material to the Company and its Subsidiaries taken as a whole), (d) neither the Company nor any Subsidiary thereof is party to any tax sharing agreement, other than an agreement the principal purpose of which is not the allocation of Taxes, and (e) the unpaid Taxes of the Company and any Subsidiary do not exceed the reserves for Tax liability set forth on the financial statements of the Company and its Subsidiaries as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries. The representations set forth in this Section 4.11 and Section 4.13 (below) are the only representations and warranties in this Agreement with respect to Tax matters, and any claim for breach of a representation or warranty with respect to Tax matters shall be based on the representations and warranties made in this Section 4.11 and Section 4.13 (below) and shall not be based on the representations and warranties set forth in any other provision of this Agreement.
Section 4.12    Labor Matters. Except as set forth on Section 4.12(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or subject to any collective bargaining agreement, works council agreement, labor union contract, trade union agreement or other written agreement or understandings with any union, works council, trade union or other labor organization. Except as set forth on Section 4.12(ii) of the Company Disclosure Schedule and except as would not reasonably be expected to have a material impact on the ability of the Company and its Subsidiaries to carry on its business in the ordinary course: (a) there are no strikes or other labor disputes pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (b) the hours worked and payments made to employees of the Company or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters, (c) all payments due from the Company or any of its Subsidiaries or for which any claim may be made against the Company or any of its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Company and its Subsidiaries to the extent required by GAAP, and (d) the consummation of the transactions contemplated by the Definitive Documents will not give rise to a right of termination or right of renegotiation on the part of any union, works council, trade union or other labor organization under any material collective bargaining agreement, works council agreement, labor union contract, trade union agreement or other written agreement or understanding with any union, works council, trade union or other labor organization to which the Company or any of its Subsidiaries is a party or by which any of them is bound.
Section 4.13    ERISA Compliance.
(a)    Except as set forth on Section 4.13 of the Company Disclosure Schedule and except for the filing and pendency of the Chapter 11 Cases, each Employee Benefit Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws, except where such non‑compliance has not resulted and could not reasonably be expected to result in material adverse liability to the Company or any ERISA Affiliate. The base prototype plan document which each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code uses an opinion letter from the IRS, or an application for such a letter is currently being processed by the IRS with respect thereto and, to the Knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification. Except to the extent the failure to do so could not reasonably be expected to result in material adverse liability to the Company or any ERISA Affiliate, the Company and each ERISA Affiliate have made all required contributions to each Employee Benefit Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Employee Benefit Plan.
(b)    There are no pending or, to the Knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Entity, with respect to any Employee Benefit Plan that could reasonably be expected to result in material adverse liability to the Company or any ERISA Affiliate. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Employee Benefit Plan that has resulted or could reasonably be expected to result in material adverse liability to the Company or any ERISA Affiliate.
(c)    Except to the extent such event could not reasonably be expected to result in material adverse liability to the Company or any ERISA Affiliate: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
(d)    Except as set forth on Section 4.13 of the Company Disclosure Schedule, with respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by the Company or any of its Subsidiaries that is not subject to United States law (a “Foreign Benefit Plan”), each Foreign Benefit Plan is in compliance in all material respects with the provisions of the applicable law or terms of the applicable Foreign Government Scheme or Arrangement and no Event has occurred or is reasonably expected to occur with respect to such Foreign Government Scheme or Arrangement that would reasonably be expected to result in material adverse liability to the Company or any ERISA Affiliate.
Section 4.14    Investment Company Act; Other Regulations. Neither the Company nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
Section 4.15    Subsidiaries. The Subsidiaries listed on Section 4.15 of the Company Disclosure Schedule constitute all of the Significant Subsidiaries of the Company at the Closing Date. Section 4.15 of the Company Disclosure Schedule sets forth as of the Closing Date the name and jurisdiction of incorporation or formation of each such Subsidiary and, as to each, the percentage of each class of Equity Interests owned by the Company or each Subsidiary of the Company, as applicable. All of the outstanding Equity Interests in the Significant Subsidiaries of the Company have been validly issued, and (to the extent applicable) fully paid and non‑assessable.

Section 4.16    Environmental Matters. Other than as set forth on Section 4.16 of the Company Disclosure Schedule and exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)    The Company and its Subsidiaries: (i) are, and since January 1, 2014 have been, in compliance with all applicable Environmental Laws, (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased or otherwise operated by any of them, (iii) are, and since January 1, 2014 have been, in compliance with all of their Environmental Permits, and (iv) reasonably believe that (x) each of their Environmental Permits will be timely renewed and complied with, without material expense, (y) any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense, and (z) compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.
(b)    Hazardous Materials are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Company or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Hazardous Materials have been sent for re‑use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Company or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Company or any of its Subsidiaries, or (ii) interfere with the Company’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Company or any of its Subsidiaries.
(c)    There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Company or any of its Subsidiaries is, or to the Knowledge of the Company or any of its Subsidiaries will be, named as a party that is pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened in writing.
(d)    Neither the Company nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the CERCLA or any similar Environmental Law, or with respect to any Hazardous Material.
(e)    Neither the Company nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.
(f)    Neither the Company nor any of its Subsidiaries has assumed or retained, by contract or, to the Knowledge of Seller, operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Hazardous Material other than indemnity obligations in the ordinary course of business.
This Section 4.16 contains the sole representations and warranties of the Company in this Agreement with respect to matters arising under Environmental Laws or relating to Hazardous Materials.
Section 4.17    Licenses and Permits. The Company and its Subsidiaries possess all material licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate Governmental Entities that are necessary for the ownership or lease of their respective properties and the conduct of the business. Neither the Company nor any of its Subsidiaries (a) has received notice of any revocation or modification of any such material license, certificate, permit or authorization or (b) has any reason to believe that any such material license, certificate, permit or authorization will not be renewed in the ordinary course. Except as set forth on Section 4.17 of the Company Disclosure Schedule, no drilling rig, drilling unit, or other material asset is, or will within six (6) months of the Original Agreement, be or become subject to material customs duties or charges, whether as a result of remaining in, or departing from, the jurisdiction in which such asset is located as of the date of the Original Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, that, for the purposes of determining whether any conditions to Closing have been satisfied pursuant to Section 7.1(n), the representations and warranties contained in this Section 4.17 shall not be deemed to be incorrect or breached if the Company takes any action in respect of the activities described in this Section 4.17 and the consent of the Requisite Commitment Parties has been obtained in writing prior to the Company taking such action.
Section 4.18    Company SEC Documents and Disclosure Statement. Since January 1, 2017, the Company has filed all Company SEC Documents required to be filed by the Company with the SEC. No Company SEC Document that has been filed prior to the date of the Original Agreement, after giving effect to any amendments or supplements thereto and to any subsequently filed Company SEC Documents, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading. The Disclosure Statement as approved by the Bankruptcy Court will contain “adequate information,” as such term in defined in section 1125 of the Bankruptcy Code, and will otherwise comply in all material respects with section 1125 of the Bankruptcy Code.

Section 4.19    Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) such insurance policies are in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates, except to the extent that reasonable self-insurance meeting the same standards is maintained with respect to such risks, (b) all premiums due and payable in respect of material insurance policies maintained by the Company and its Subsidiaries have been paid, and (c) as of the date of the Original Agreement, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice from any insurer or agent of such insurer with respect to any insurance policies of the Company and its Subsidiaries of cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired in accordance with their terms.

Section 4.20    OFAC/Sanctions. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of its or their respective directors, officers, employees, agents, controlled Affiliates or other Persons acting on its behalf with express authority to so act, is an individual or entity that is, or is owned or controlled by, persons that are currently the subject of any Sanctions, or is located, organized or residing in any Designated Jurisdiction. Except as described on Section 4.20 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of its or their respective current or former directors, officers, employees, agents, controlled Affiliates or other Persons acting on its behalf with express authority to so act, has engaged at any time within the previous five years, or is engaged, in any transaction(s) or activities which would result in a violation of Sanctions, which, individually or in the aggregate, would have a material impact on the Company and its Subsidiaries, taken as a whole. The Company will not directly or indirectly use the proceeds of the Rights Offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) for the purpose of financing the activities of any Person that is the subject or target of Sanctions or located, organized or residing in any Designated Jurisdiction or (ii) in any other manner that would result in a violation of Sanctions by any Person (including the Commitment Parties).

Section 4.21    No Unlawful Payments. Except as set forth on Section 4.21 of the Company Disclosure Schedule, since January 1, 2016, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their Related Parties has in any material respect: (a) used any funds of the Company or any of its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expense, in each case relating to political activity, (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (c) violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977 or the UK Bribery Act 2010 or (d) made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

Section 4.22    Compliance with Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been at all times conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970 and other applicable anti-money laundering laws (collectively, the “Money Laundering Laws”) and no material Legal Proceeding by or before any

Governmental Entity or any arbitrator involving the Company or any of its Subsidiaries with respect to Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

Section 4.23    Arm’s Length. The Company acknowledges and agrees that (a) each of the Commitment Parties is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any of its Subsidiaries, and (b) no Commitment Party is advising the Company or any of its Subsidiaries as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.
Section 4.24    No Broker’s Fees. Except as set forth on Section 4.24 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Contract with any Person (other than this Agreement) that would give rise to a valid claim against the Commitment Parties for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Unsubscribed Shares.
Section 4.25    No Undisclosed Relationships. Other than Contracts or other direct or indirect relationships between or among the Company and its Subsidiaries, there are no material Contracts or other material direct or indirect relationships, existing as of the date of the Original Agreement, between or among the Company or any of its Subsidiaries, on the one hand, and any directors, officers, stockholders, customers or suppliers of the Company or any of its Subsidiaries, on the other hand, that is required by the Exchange Act to be described in the Company SEC Documents and that are not so described in the Company SEC Documents, except for the transactions contemplated by this Agreement and the other Definitive Documents.
Section 4.26    Internal Control Over Financial Reporting. The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. To the Knowledge of the Company, there are no material weaknesses in the Company’s internal control over financial reporting as of the date of the Original Agreement.
Section 4.27    Disclosure Controls and Procedures. Except as set forth on Section 4.27 of the Company Disclosure Schedule, the Company maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to provide reasonable assurance that information required to be disclosed by the

Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company as appropriate to allow timely decisions regarding required disclosure.
Section 4.28    CFIUS. Neither the Company nor any of its Subsidiaries is a “pilot program U.S. business” as defined under 31 C.F.R. 800.213.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMMITMENT PARTIES
Each Commitment Party represents and warrants as to itself only (unless otherwise set forth herein, (w) as of the date of the Original Agreement (for all Commitment Parties other than Saba), (x) as of the date of this Agreement (for Saba, with respect to all of Article V), (y) as of the date of this Agreement (for the Commitment Parties other than Saba, with respect to Section 5.1, Section 5.2, Section 5.3, Section 5.4, and Section 5.5 only), and (z) as of the Closing Date) as set forth below.
Section 5.1    Incorporation. Such Commitment Party is a legal entity duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the Laws of its jurisdiction of incorporation or organization.
Section 5.2    Corporate Power and Authority. Such Commitment Party has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver this Agreement and each other Definitive Document to which such Commitment Party is a party and to perform its obligations hereunder and thereunder and has taken all necessary action (corporate or otherwise) required for the due authorization, execution, delivery and performance by it of this Agreement and the other Definitive Documents.
Section 5.3    Execution and Delivery; Enforceability. This Agreement and each other Definitive Document to which such Commitment Party is a party (a) has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Commitment Party and (b) assuming due and valid execution and delivery hereof and thereof by the Company and the other Debtors (as applicable), will constitute valid and legally binding obligations of such Commitment Party, enforceable against such Commitment Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency reorganization or other similar laws limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 5.4    No Conflict. Assuming that the consents referred to in clauses (a) and (b) of Section 5.5 are obtained, the execution and delivery by such Commitment Party of this Agreement and each other Definitive Document to which such Commitment Party is a party, the compliance by such Commitment Party with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not (a) result in any violation of the provisions of the certificate of incorporation or bylaws (or comparable constituent documents) of such Commitment Party, (b) conflict with, or result in a breach, modification, termination or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result in the acceleration of, or the creation of any Lien under, any Contract to which such Commitment Party is a party or by which such Commitment Party is bound or to which any of the properties or assets of such Commitment Party are subject, and (c) result in any material violation of any Requirement of Law or Order applicable to such Commitment Party or any of its properties, except, in each of the cases described in clauses (a) or (c), for any conflict, breach, modification, termination, violation, default, acceleration or Lien which would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact such Commitment Party’s performance of its obligations under this Agreement.
Section 5.5    Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over such Commitment Party or any of its Affiliates or properties is required for the execution and delivery by such Commitment Party of this Agreement and each other Definitive Document to which such Commitment Party is a party, the compliance by such Commitment Party with the provisions hereof and thereof and the consummation of the transactions (including the purchase by such Commitment Party of its Backstop Commitment Percentage of the Unsubscribed Shares and its portion of the New Common Stock) contemplated herein and therein, except (a) any consent, approval, authorization, Order, registration or qualification which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact the Company or the Commitment Parties’ performance of their obligations under this Agreement and each other Definitive Document to which the Company or the Commitment Parties are a party, (b) filings, notifications, authorizations, approvals, consents, clearances or termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement, and (c) any other Reasonable Approvals.
Section 5.6    Note Claims and Equity Interests.
(a)    As of the date hereof, such Commitment Party and its Affiliates were, collectively, the beneficial owner of, or the investment advisor or manager for the beneficial owner of, the aggregate principal amount of Unsecured Notes and the aggregate amount of Equity Interests as previously disclosed to the Company or, with respect to Saba, set forth on Schedule 6.
(b)    As of the date hereof, such Commitment Party or its applicable Affiliates have the full power to vote, dispose of and compromise at least the aggregate principal amount of Unsecured Notes and the number of shares of Preferred Stock and Common Stock as previously disclosed to the Company or, with respect to Saba, set forth on Schedule 6.
(c)    Other than the RSA or such Transfers permitted by the terms of the RSA or the BCA, such Commitment Party has not entered into any Contract to Transfer, in whole or in part, any portion of its right, title or interest in such Unsecured Notes, Preferred Stock, or Common Stock where such Transfer would prohibit such Commitment Party from complying with the terms of this Agreement or the RSA.
Section 5.7    No Registration. Such Commitment Party understands that (a) the Unsubscribed Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Commitment Party’s representations as expressed herein or otherwise made pursuant hereto, and (b) the foregoing shares cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available.
Section 5.8    Purchasing Intent. Such Commitment Party is acquiring the Unsubscribed Shares for its own account or accounts or funds over which it holds voting discretion, not otherwise as a nominee or agent, and not otherwise with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities laws, and such Commitment Party has no present intention of selling, granting any other participation in, or otherwise distributing the same, except in compliance with applicable securities laws.
Section 5.9    Sophistication; Investigation. Such Commitment Party has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Unsubscribed Shares. Such Commitment Party is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act. Such Commitment Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding such shares for an indefinite period of time). Except for the representations and warranties expressly set forth in this Agreement or any other Definitive Documents, such Commitment Party has independently evaluated the merits and risks of its decision to enter into this Agreement and disclaims reliance on any representations or warranties, either express or implied, by or on behalf of the Company or any of its Subsidiaries.

Section 5.10    No Broker’s Fees. Such Commitment Party is not a party to any Contract with any Person (other than this Agreement, any Contract giving rise to the Expense Reimbursement hereunder, and any engagement letter or other agreement that has been provided to counsel to the Commitment Parties) that would give rise to a valid claim against the Company or any of its Subsidiaries, for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering, the sale of the Unsubscribed Shares or the payment of the Put Option Equity Premium.
Section 5.11    Sufficient Funds. Such Commitment Party has sufficient assets and the financial capacity to perform all of its obligations under this Agreement, including the ability to fully exercise all Subscription Rights that it is required to exercise under this Agreement pursuant to the Rights Offering and fund such Commitment Party’s Backstop Commitment.
ARTICLE VI

ADDITIONAL COVENANTS
Section 6.1    Confirmation Order; Approval Order; Plan and Disclosure Statement. The Debtors shall use their commercially reasonable efforts to (a) obtain entry of the Confirmation Order and Approval Order and (b) cause the Confirmation Order and Approval Order to become Final Orders (and request that such Orders be effective immediately upon entry by the Bankruptcy Court pursuant to a waiver of Rules 3020 and 6004(h) of the Bankruptcy Rules, as applicable), in each case, consistent with the Bankruptcy Code, the Bankruptcy Rules, and the RSA. The Debtors shall provide to each of the Commitment Parties and its counsel copies of the proposed pleadings seeking entry of the Confirmation Order, the Approval Order, the proposed Plan and the Disclosure Statement and any proposed amendment, modification, supplement or change to the Plan or the Disclosure Statement and a reasonable opportunity to review and comment on such pleadings prior to such pleadings being filed with the Bankruptcy Court and documents and each such pleading, amendment, modification, supplement or change to the Plan or the Disclosure Statement must be in form and substance reasonably acceptable to the Requisite Commitment Parties and the Debtors. The Debtors shall provide to each of the Commitment Parties and its counsel a copy of the proposed Confirmation Order and Approval Order (together with copies of any briefs, pleadings and motions related thereto) and a reasonable opportunity to review and comment on such Order, briefs, pleadings and motions prior to such Order, briefs, pleadings and motions being filed with the Bankruptcy Court, and such Order, briefs, pleadings and motions must be in form and substance reasonably acceptable to the Requisite Commitment Parties and the Debtors. The Confirmation Order and Approval Order entered by the Bankruptcy Court shall each be in form and substance reasonably acceptable to the Requisite Commitment Parties and the Debtors. Any amendments, modifications, changes or supplements to the Confirmation Order and the Approval Order, and any of the pleadings seeking entry of such Orders, shall be in form and substance reasonably acceptable to the Requisite Commitment Parties and the Debtors.
Section 6.2    Conduct of Business.
(a)    Except as set forth in this Agreement, the RSA, the Plan or with the prior written consent of Requisite Commitment Parties, which consent shall not be unreasonably withheld, conditioned or delayed, during the period from the date of the Original Agreement to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course in a manner consistent with past practices and use its commercially reasonable efforts to (i) preserve intact its business, (ii) preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with the Company or its Subsidiaries in connection with their business, (iii) maintain books, accounts and records, (iv) comply with applicable Law in all material respects and (v) file Company SEC Documents within the time periods required under the Exchange Act.
(b)    Except as set forth in this Agreement, the RSA, the Plan or with the prior written consent of the Requisite Commitment Parties, during the Pre-Closing Period, the Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction that is material to their business other than (A) transactions in the ordinary course of business and consistent with past practices, (B) other transactions after prior notice to the Initial Commitment Parties to implement tax planning which transactions are not reasonably expected to materially adversely affect any Commitment Party, (C) transactions expressly contemplated by the RSA or the other Definitive Documents, and (D) such other transactions set forth in Section 6.2 of the Company Disclosure Schedules. For the avoidance of doubt, (1) the Company’s and its Subsidiaries’ entry into, or any amendment, assumption, modification, termination, waiver, supplement, replacement, restatement, reinstatement, or other change to, any Material Contract (x) with a value less than $10,000,000 or (y) that does not result in an increase (on a present value basis, applying a reasonable discount rate) of the Company’s liabilities with respect to such Material Contract (other than any Material Contracts that are otherwise addressed by clause (ii) below) may be accomplished without the consent of the Requisite Commitment Parties, and (2) the following shall be deemed to occur outside of the ordinary course of business of the Company and shall require the prior written consent of the Requisite Commitment Parties unless the same would otherwise be expressly provided for under the RSA, the Plan or this Agreement (including the preceding clause (B), (C) or (D)): (i) transferring any material asset or material right of the Company Parties or any material asset or material right used in the business of the Company Parties to any Person or entity outside the ordinary course of business; (ii) entry into, or any amendment, assumption, modification, termination, waiver, supplement, replacement, restatement, reinstatement or other change to, any Material Contract that has a value equal to or greater than $10,000,000 (other than any Material Contracts that are otherwise addressed by clause (v) below); (iii) entry into, or any amendment, modification, termination (other than for cause), waiver, supplement or other change to, any employment agreement to which the Company or any of its Subsidiaries is a party or any assumption of any such employment agreement in connection with the Chapter 11 Cases, other than with respect to employment agreements entered into in the ordinary course of business consistent with past practice that do not contain a change of control or similar provision, or as may be required by law, (iv) the adoption of any management incentive or equity plan by the Company or any of its Subsidiaries, other than the Management Incentive Plan, (v) cold stacking, scrapping, abandonment, sale, lease, license, or other transfer or disposition, or acquisition, directly or indirectly (including through a commitment to an operating and maintenance agreement), of any rig, drilling unit, workover unit, platform, or other material equipment, fixture, or other asset, in each case, with a value in excess of $5,000,000, (vi) the termination, suspension, abrogation, or modification in any material respect of any material Environmental Permit or other material permit used or held for use by the Company or any of its Subsidiaries in connection with the conduct of business in the ordinary course, or (vii) capital expenditures made by the Company and its Subsidiaries on a per-project basis in excess of $10,000,000. Except as otherwise provided in this Agreement, nothing in this Agreement shall give the Commitment Parties, directly or indirectly, any right to control or direct the operations of the Company and its Subsidiaries prior to the Closing Date. Prior to the Closing Date, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the business of the Company and its Subsidiaries.
(c)    In the event the Company wishes to enter into a transaction or take an action that would be otherwise prohibited under this Section 6.2, then the Company shall send a written request to the Initial Commitment Parties (in accordance with Section 10.1(b) and Section 10.1(c)) for permission to enter into such transaction or take such action. If the Requisite Commitment Parties fail to respond to such request for a period of three (3) Business Days, then the Company may enter into such transaction or take such action without the prior written consent of the Requisite Commitment Parties. For the avoidance of doubt, in no instance will the interim operating covenants set forth in this Section 6.2 restrict the Company’s ability to take any actions that are necessary (in the Company’s reasonable discretion) to address any emergency that threatens health, safety or the environment.
Section 6.3    Access to Information. Subject to applicable Law, upon reasonable notice during the Pre-Closing Period, the Company shall (and shall cause its Subsidiaries to) afford the Initial Commitment Parties and their Representatives, upon request, reasonable access, during normal business hours and without unreasonable disruption or interference with the Company’s and its Subsidiaries’ business or operations, to the Company’s and its Subsidiaries’ employees, properties, books, Contracts and records and, during the Pre-Closing Period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to such parties all reasonable information concerning the Company’s and its Subsidiaries’ business, properties and personnel as may reasonably be requested by any such party; provided, however, that the foregoing shall not require the Company (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would cause the Company or any of its Subsidiaries to violate any of their respective obligations with respect to confidentiality to a third party if the Company shall have used its commercially reasonable efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure, (b) to disclose any legally privileged information of the Company or any of its Subsidiaries, (c) to permit or conduct any invasive or intrusive investigations or other testing, analysis or sampling or (d) to violate any applicable Laws or Orders. All requests for information and access made in accordance with this Section 6.3 shall be directed to an executive officer of the Company or such Person as may be designated by the Company’s executive officers.
Section 6.4    Commercially Reasonable Efforts.
(a)    Without in any way limiting any other respective obligation of the Company or any Commitment Party in this Agreement or the RSA, each Party shall use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, the RSA and the Plan, including using commercially reasonable efforts in:
(i)    identifying any Reasonable Approvals as promptly as practicable and timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such Person and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity;
(ii)    defending any Legal Proceedings in any way challenging, as applicable, (A) this Agreement, the Plan or any other Definitive Document, (B) the Disclosure Statement Order, the Approval Order, and the Confirmation Order or (C) the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining Order entered by any Governmental Entity vacated or reversed; and
(iii)    to the extent such Party is contemplated to execute and deliver such documents, working together to execute and deliver the Governance Documents, the Definitive Documents and all other documents relating thereto (for timely inclusion in the Plan and filing with the Bankruptcy Court) and any other agreement required to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement, the RSA or the Plan and the approval rights therein; provided, however, that, nothing in this Agreement shall modify the approval rights over the Definitive Documents set forth in the

RSA (including Section 3.02 thereof), and that, except with respect to Section 10.7 of this Agreement, in the event of any inconsistency between this Agreement and the RSA the approval rights set forth in the RSA shall control.
(b)    Subject to applicable Laws relating to the exchange of information, and in accordance with the RSA, the Commitment Parties and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on all of the information relating to Commitment Parties or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement or the Plan; provided, however, that the Commitment Parties are not required to provide for review in advance declarations or other evidence submitted in connection with any filing with the Bankruptcy Court. In exercising the foregoing rights, the Parties shall act reasonably and as promptly as practicable.
(c)    Without limitation to Section 6.1, the Company and its Subsidiaries shall (i) provide counsel for the Commitment Parties (including counsel for Saba) a reasonable opportunity to review (which shall be no less than two (2) Business Days) draft copies of all proposed orders, and (ii) to the extent reasonably practicable, provide counsel for the Commitment Parties (including counsel for Saba) a reasonable opportunity to review draft copies of any document that the Company or any of its Subsidiaries intends to file with the Bankruptcy Court; provided, however, that each such pleading or document shall be in form and substance reasonably acceptable to the Company and the Required Commitment Parties;
(d)    Nothing contained in this Section 6.4 shall limit the ability of any Commitment Party to consult with the Debtors, to appear and be heard, or to file objections, concerning any matter arising in the Chapter 11 Cases to the extent not inconsistent with the RSA, this Agreement or the Plan.
Section 6.5    Registration Rights Agreement; Governance Documents.
(a)     From and after the Closing Date, the rights of each Initial Consenting Stakeholder to registration rights shall be determined pursuant to a Registration Rights Agreement. A form of the Registration Rights Agreement shall be filed with the Bankruptcy Court as part of the Plan Supplement or an amendment thereto.
(b)     The Plan will provide that on the Effective Date, the Governance Documents shall be duly approved, adopted, and effective. Forms of the Governance Documents shall be filed with the Bankruptcy Court as part of the Plan Supplement or an amendment thereto.
Section 6.6    Commitments of the Company.

(a)    Affirmative Covenants. Except as set forth in Section 6.7, from the date of the Original Agreement until the Closing Date, the Company agrees to (and to cause the other Company Parties to):
(i)    support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with the RSA, including the applicable Milestones set forth on Schedule 5 attached hereto;
(ii)    to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated in the RSA, support and take all steps reasonably necessary and desirable to address and resolve any such impediment;
(iii)    use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent and to the extent the Company Parties receive any Joinders or Transfer Agreements, notify the Commitment Parties and the Consenting Stakeholders of such Joinders and Transfer Agreements;
(iv)    actively oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions (including, if applicable, the filing of timely filed objections or written responses) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Restructuring Transactions;
(v)    consult and negotiate in good faith with the Initial Commitment Parties and the Consenting Stakeholders and their advisors regarding the execution of the Restructuring Transactions;
(vi)    upon reasonable request of the Initial Commitment Parties or the Initial Consenting Stakeholders, inform the advisors to the Initial Commitment Parties or the Initial Consenting Stakeholders as to: (i) the material business and financial (including liquidity) performance of the Consolidated Group; (ii) the status and progress of the Restructuring Transactions, including progress in relation to the negotiations of the Definitive Documents; and (iii) the status of obtaining any necessary or desirable authorizations (including any consents) from each Commitment Party and Consenting Stakeholder, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange;

(vii)    inform counsel to the Initial Commitment Parties (and, in the event that counsel to the Initial Commitment Parties are so informed, counsel to Saba) and the Initial Consenting Stakeholders as soon as reasonably practicable after becoming aware of: (i) any matter or circumstance which they know, or suspect is likely, to be a material impediment to the implementation or consummation of the Restructuring Transactions; (ii) any notice of any commencement of any material involuntary Insolvency Proceedings, legal suit for payment of debt or securement of security from or by any person in respect of any Company Party; (iii) a breach of this Agreement (including a breach by any Company Party); and (iv) any representation or statement made or deemed to be made by them under this Agreement which is or proves to have been materially incorrect or misleading in any respect when made or deemed to be made;
(viii)    use commercially reasonable efforts to maintain their good standing under the Laws of the state or other jurisdiction in which they are incorporated or organized;
(ix)    on or after the date of the Original Agreement, not engage in any material merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness or other similar transaction outside of the ordinary course of business other than the Restructuring Transactions;
(x)    use commercially reasonable efforts to (i) provide counsel for the Initial Commitment Parties and the Initial Consenting Stakeholders a reasonable opportunity (which shall be no less than two (2) Business Days) to review draft copies of all First Day Pleadings and second day motions and proposed orders and, (ii) to the extent reasonably practicable, provide counsel for the Initial Commitment Parties and the Initial Consenting Stakeholders a reasonable opportunity to review and provide comments on draft copies of all other substantive documents that the Company Parties intend to file with the Bankruptcy Court; and
(xi)    take any and all actions necessary and appropriate to ensure that the provisions of the NOL Rights Plan are not triggered on account of the Restructuring Transactions or the entry into the RSA or this Agreement by any of the Consenting Stakeholders or Commitment Parties and that the NOL Rights Plan is terminated on the Effective Date.
(b)    Negative Commitments. Except as set forth in Section 6.7, from the date of the Original Agreement until the Closing Date, the Company shall not (and shall cause the other Company Parties not to) directly or indirectly:
(i)    object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii)    take any action that is inconsistent with, or is intended to frustrate or impede approval, implementation and consummation of the Restructuring Transactions described in, this Agreement and the Definitive Documents;
(iii)    modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement and the Definitive Documents; or
(iv)    file any motion, pleading, or other Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement and the Definitive Documents.
Section 6.7    Additional Provisions Regarding Company’s Commitments.
(a)    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law; provided, however, that to the extent that any such action or inaction is inconsistent with this Agreement or would be deemed to constitute a breach hereunder, including a determination to pursue an Alternative Restructuring Proposal, the Company Parties shall provide the Initial Consenting Stakeholders with written notice (and, in the event that the Initial Commitment Parties are provided with such written notice, counsel to Saba) two (2) Business Days prior to when it or they intend to take such action or inaction.
(b)    Notwithstanding anything to the contrary in this Agreement, each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (i) consider, respond to, and facilitate Alternative Restructuring Proposals; (ii) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (iii) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (iv) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (v) enter into or continue discussions or negotiations with holders of Claims against or Existing Equity Interests in a Company Party (including any Consenting Stakeholder), any other party in interest (including, if applicable, in the Chapter 11 Cases (including any official committee and the United States Trustee)), or any other Entity regarding the Restructuring Transactions or Alternative Restructuring Proposals. At all times prior to the date on which the Company Parties enter into a definitive agreement in respect of an Alternative Restructuring Proposal, the Company

Parties shall provide to Akin Gump updates on the status of any discussions regarding an Alternative Restructuring Proposal and a copy of any written offer or proposal for such Alternative Restructuring Proposal within three (3) Business Days of the Company Parties’ or their advisors’ receipt of such offer or proposal.
(c)    Nothing in this Agreement shall: (i) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (ii) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.
Section 6.8    DTC Eligibility. The Company shall use commercially reasonable efforts to promptly make, when applicable from time to time after the Closing, all New Common Stock to be issued pursuant to the Rights Offering and the Plan eligible for deposit with The Depository Trust Company or able to be transferred through a transfer agent.
Section 6.9    Antitrust Approval.
(a)    Each Party agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement, the Plan, and the other Definitive Documents, including (i) if applicable, filing, or causing to be filed, the Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission and any filings (or, if required by any Antitrust Authority, any drafts thereof) in connection with any Reasonable Approvals as soon as reasonably practicable (and with respect to any filings required pursuant to the HSR Act, no later than fifteen (15) Business Days following the date hereof) and (ii) promptly furnishing documents or information reasonably requested by any Antitrust Authority; provided, however, that nothing in this Section 6.9 shall require any Commitment Party or any of their Affiliates to engage in any sale, divestiture or disposition of any of its assets, properties or businesses or make any changes to its operations. Each Commitment Party agrees to monitor its expected holdings in Reorganized Parker pursuant to the transactions contemplated by this Agreement, the Plan, and the other Definitive Documents, and to notify the Company promptly if it is reasonably likely that any changes in such expected holdings would result in the need for such Commitment Party to make a filing pursuant to the HSR Act.  Each Commitment Party agrees not to take any actions that would result in any changes in its expected holdings in Reorganized Parker pursuant to the transactions contemplated by this Agreement, the Plan, and the other Definitive Documents, if it is reasonably likely that such changes would result in the need for such Commitment Party or any other party to make a filing pursuant to the HSR Act.

(b)    The Company and each Commitment Party subject to an obligation pursuant to the Antitrust Laws to notify any transaction contemplated by this Agreement, the Plan or the other Definitive Documents that has notified the Company in writing of such obligation (each such Commitment Party, a “Filing Party”) agree to reasonably cooperate with each other as to the appropriate time of filing such notification and its content. If applicable, the Company and each Filing Party shall, to the extent permitted by applicable Law: (i) promptly notify each other of, and if in writing, furnish each other with copies of (or, in the case of material oral communications, advise each other orally of) any communications from or with an Antitrust Authority; (ii) not participate in any meeting with an Antitrust Authority unless it consults with each other Filing Party and the Company, as applicable, in advance and, to the extent permitted by the Antitrust Authority and applicable Law, give each other Filing Party and the Company, as applicable, a reasonable opportunity to attend and participate thereat; (iii) furnish each other Filing Party and the Company, as applicable, with copies of all correspondence and communications between such Filing Party or the Company and the Antitrust Authority; (iv) furnish each other Filing Party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary filings or submission of information to the Antitrust Authority; and (v) not withdraw its filing, if any, under the HSR Act without the prior written consent of the Requisite Commitment Parties and the Company.
(c)    Should a Filing Party be subject to an obligation under the Antitrust Laws to jointly notify with one or more other Filing Parties (each, a “Joint Filing Party”) any transaction contemplated by this Agreement, the Plan or the other Definitive Documents, such Joint Filing Party shall promptly notify each other Joint Filing Party of, and if in writing, furnish each other Joint Filing Party with copies of (or, in the case of material oral communications, advise each other Joint Filing Party orally of) any communications from or with an Antitrust Authority.
(d)    The Company and each Filing Party shall use their commercially reasonable efforts to obtain all authorizations, approvals, consents, waivers, or clearances under any applicable Antitrust Laws or to cause the termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement at the earliest possible date after the date of filing, and (ii) avoid any Legal Proceeding, whether brought by any Antitrust Authority or any third party. The communications contemplated by this Section 6.9 may be made by the Company or a Filing Party on an outside counsel-only basis or subject to other agreed upon confidentiality safeguards. The obligations in this Section 6.9 shall not apply to filings, correspondence, communications or meetings with Antitrust Authorities unrelated to the transactions contemplated by this Agreement, the Plan or the other Definitive Documents.
Section 6.10    Other Entities. The Company shall cause each of the other Debtors to comply with all terms of this Agreement applicable to such Debtors.

Section 6.11    Reorganized Parker.
(a)    The Debtors shall cause Reorganized Parker to be registered under Section 12 of the Exchange Act on the Effective Date or as promptly as commercially reasonable thereafter.
(b)    The Debtors shall cause Reorganized Parker to be a successor to the Company under the Plan and the Rights Offering will be exempt from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code or, with the consent of the Requisite Commitment Parties, which consent shall not be unreasonably withheld, conditioned or delayed, another available exemption from registration under the Securities Act.
(c)    On the Effective Date, all rights and obligations of the Company under this Agreement shall vest in Reorganized Parker, and the Plan shall include language to such effect. From and after the Effective Date, Reorganized Parker shall be deemed to be a party to this Agreement as the successor to all rights and obligations of the Company hereunder.
Section 6.12    S-1 Preparation. The Company shall take all such necessary action in connection with its obligations under the Registration Rights Agreement to prepare and file with the SEC a registration statement on Form S-1 for the resale of the Registrable Securities (as defined in the Registration Rights Agreement) held by the Initial Consenting Stakeholders as soon as reasonably practicable after the Effective Date (and, in any event, no later than fifteen (15) days after Closing, unless extended after Closing (i) by the board of directors of Reorganized Parker, which extension may be for a period of no more than an additional fifteen (15) days or (ii) in accordance with the terms of the Registration Rights Agreement) and shall consult with Akin Gump and include Akin Gump in all aspects of the process to finalize such registration statement.
Section 6.13    Share Legend. Except for any Unsubscribed Shares being issued pursuant to Section 1145 of the Bankruptcy Code, if any, each certificate evidencing Unsubscribed Shares issued hereunder, and each certificate issued in exchange for or upon the Transfer of any such shares, shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

In the event that any such shares are uncertificated, such shares shall be subject to a restrictive notation substantially similar to the Legend in the stock ledger or other appropriate records maintained by Reorganized Parker or agent and the term “Legend” shall include such restrictive notation. Reorganized Parker shall remove the Legend (or restrictive notation, as applicable) set forth above from the certificates evidencing any such shares (or the share register or other appropriate Reorganized Company records, in the case of uncertificated shares), upon request, at any time after the restrictions described in such Legend cease to be applicable, including, as applicable, when such shares may be sold under Rule 144 of the Securities Act. The Reorganized Company may reasonably request such opinions, certificates or other evidence that such restrictions no longer apply as a condition to removing the Legend.
Section 6.14    Conversion Waiver. The Company acknowledges and agrees (on behalf of itself and the other Company Parties) that any Commitment Party or Consenting Stakeholder that has checked the box on its signature page to the RSA in connection with the “Existing Preferred Stock Conversion Waiver” shall have irrevocably waived its right thereby to convert any of the shares of Existing Preferred Stock into shares of Existing Common Stock until such time as the RSA is terminated other than upon the consummation of the Plan on the Effective Date.
ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES
Section 7.1    Conditions to the Obligations of the Commitment Parties. The obligations of each Commitment Party to consummate the transactions contemplated hereby shall be subject to (unless waived in accordance with Section 7.2) the satisfaction of the following conditions prior to or at the Closing:
(a)    Disclosure Statement Order. The Bankruptcy Court shall have entered the Disclosure Statement Order and such order shall modify the automatic stay to permit the Commitment Parties or the Consenting Stakeholders to provide notices, including notice of termination, in connection with this Agreement and/or the RSA in accordance with the terms hereof and thereof and shall otherwise be in form and substance reasonably acceptable to the Company Parties and the Requisite Commitment Parties.
(b)    RSA. An Event shall not have occurred that, in the absence of the automatic stay imposed by section 362 of the Bankruptcy Code or similar provision of applicable Law, with or without the provision of any notice or the giving effect to any cure period, would constitute a termination event by the applicable threshold of Consenting Stakeholders under the RSA in accordance with its terms, and the Company Parties shall not be in breach or default of their obligations under the RSA.

(c)    Approval Order. The Bankruptcy Court shall have entered the Approval Order and such order shall be in form and substance reasonably acceptable to the Company Parties and the Requisite Commitment Parties and shall be a Final Order; provided, that, notwithstanding anything to the contrary in Section 7.2, the condition that the Approval Order must be a Final Order may be waived after the applicable appeals period has elapsed during the pendency of an appeal by any single Initial Commitment Party, and such waiver shall be applicable with respect to all Commitment Parties.
(d)    Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order and such order shall be in form and substance reasonably acceptable to the Company Parties and the Requisite Commitment Parties and shall be a Final Order; provided, that, notwithstanding anything to the contrary in Section 7.2, the condition that the Confirmation Order must be a Final Order may be waived after the applicable appeals period has elapsed during the pendency of an appeal by any single Initial Commitment Party, and such waiver shall be applicable with respect to all Commitment Parties.
(e)    Plan. The Plan shall be in form and substance reasonably acceptable to the Company Parties and the Requisite Commitment Parties. The Company and all of the other Debtors shall have complied, in all respects, with the terms of the Plan (as amended or supplemented from time to time) that are to be performed by the Company and the other Debtors on or prior to the Effective Date and the conditions to the occurrence of the Effective Date (other than any conditions relating to occurrence of the Closing) set forth in the Plan shall have been satisfied or, with the prior written consent of the Requisite Commitment Parties, waived in accordance with the terms thereof.
(f)    Rights Offering. The Rights Offering shall have been conducted, in all material respects, in accordance with this Agreement, the Rights Offering Procedures and the Disclosure Statement Order, and the Rights Offering Expiration Time shall have occurred.
(g)    Effective Date. The Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the Closing, as applicable, in accordance with the terms and conditions in the Plan and in the Confirmation Order.
(h)    Funding Notice. The Commitment Parties shall have received a Funding Notice in accordance with Section 2.4(a).
(i)    MAE. Since the date of the Original Agreement, no Material Adverse Effect shall have occurred.
(j)    Registration Rights Agreement; Governance Documents.

(i)    The Registration Rights Agreement, in form and substance reasonably acceptable to the Company Parties and the Requisite Commitment Parties, shall have been executed and delivered by the Company, shall otherwise have become effective with respect to the Initial Commitment Parties desiring to be a party thereto and the other parties thereto, and shall be in full force and effect.
(ii)    The Governance Documents of Reorganized Parker, in form and substance reasonably acceptable to the Company Parties and the Requisite Commitment Parties, shall have been duly approved and adopted and shall be in full force and effect.
(k)    Expense Reimbursement. The Company and its Subsidiaries shall have paid all Expense Reimbursement accrued or anticipated through the Closing Date as well as the Post-Closing Expenses reasonably expected to be incurred after the Closing Date, in each case in accordance with Section 3.3; provided, that invoices for such Expense Reimbursements shall have been received by the Company at least three (3) Business Days prior to the Closing Date in order to be required to be paid on the Closing Date (which invoice, if for Post-Closing Expenses, shall set forth a reasonable estimate with respect thereto).
(l)    Consents. The Reasonable Approvals shall have been received.
(m)    No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity of competent authority that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.
(n)    Representations and Warranties.
(i)    The representations and warranties of the Company and its Subsidiaries, as applicable, contained in Section 4.6(e) shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).
(ii)    The representations and warranties of the Company and its Subsidiaries, as applicable, contained in Section 4.2, Section 4.4, and Section 4.8, shall be true and correct in all material respects on and as of the Closing Date (after giving effect to the Plan) with the same effect as if made on and as of the Closing Date (after giving effect to the Plan) (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).
(iii)    The other representations and warranties of the Company and its Subsidiaries, as applicable, contained in this Agreement shall be true and correct

(disregarding all materiality or Material Adverse Effect qualifiers) on and as of the Closing Date (after giving effect to the Plan) with the same effect as if made on and as of the Closing Date (after giving effect to the Plan) (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct does not constitute, individually or in the aggregate, a Material Adverse Effect.
(o)    Covenants. The Company and its Subsidiaries shall have performed and complied, in all material respects, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing Date.
(p)    Officer’s Certificate. The Commitment Parties shall have received on and as of the Closing Date a certificate of the chief executive officer or chief financial officer of the Company confirming that the conditions set forth in Section 7.1(n) and Section 7.1(o) have been satisfied.
(q)    Minimum Liquidity and Minimum Cash of the Company. The amount, determined on a pro forma basis after giving effect to the occurrence of the Effective Date and the transactions contemplated by the Definitive Documents, of unrestricted cash and cash equivalents of the Company shall be no less than $25 million of unrestricted cash, net of all fees, expenses and any other payments contemplated in connection with the consummation of the Restructuring Transactions (other than the proceeds from the Rights Offering, which shall not be included for purposes of calculating such $25 million).
(r)    Put Option. The Put Option shall have been exercised in accordance with Section 2.2; provided, that the Put Option shall automatically and irrevocably be deemed to have been exercised by the Company in accordance with Section 2.2, without the need for delivery of a written notice or the taking of any further action by the Company or any other Person.
(s)    Improper Amendment or Modification. None of this Agreement, the RSA or any other Definitive Document shall have been amended, restated, modified, changed, supplemented or altered without obtaining the requisite approvals pursuant to this Agreement (including, for the avoidance of doubt, pursuant to Section 10.7 of this Agreement) and the RSA (including, for the avoidance of doubt, pursuant to Section 13 of the RSA) in writing.
Section 7.2    Waiver of Conditions to Obligation of Commitment Parties. Except for Section 7.1(s), all or any of the conditions set forth in Section 7.1 may only be waived in whole or in part with respect to all Commitment Parties by a written instrument executed by the Requisite Commitment Parties in their sole discretion and if so waived, all Commitment Parties shall be bound by such waiver; provided, that a waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of counsel.
Section 7.3    Conditions to the Obligations of the Company. The obligation of the Company and any of the other Debtors to consummate the transactions contemplated hereby with any Commitment Party is subject to (unless waived by the Company) the satisfaction of each of the following conditions:
(a)    Approval Order. The Bankruptcy Court shall have entered the Approval Order and such order shall be in form and substance reasonably acceptable to the Company Parties and the Requisite Commitment Parties.
(b)    Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order and such order shall be in form and substance reasonably acceptable to the Company Parties and the Requisite Commitment Parties.
(c)    Plan. The Plan shall be in form and substance reasonably acceptable to the Company Parties and the Requisite Commitment Parties. The Requisite Commitment Parties shall have complied with the terms of the Plan that are to be performed by the Requisite Commitment Parties on or prior to the Effective Date and the conditions to the occurrence of the Effective Date (other than any conditions relating to occurrence of the Closing) set forth in the Plan shall have been satisfied or waived in accordance with the terms thereof.
(d)    Rights Offering. The Rights Offering Expiration Time shall have occurred.
(e)    Consents. The Reasonable Approvals shall have been received.
(f)    No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity of competent authority that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.
(g)    Representations and Warranties. The representations and warranties of the Initial Commitment Parties contained in this Agreement which contain materiality or Material Adverse Effect qualifiers shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all respects only as of the specified date), and those representations and warranties of the Initial Commitment Parties without such qualifiers shall be true and correct in all material respects, on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).
(h)    Covenants. Each of the Initial Commitment Parties shall have performed and complied, in all material respects, with all of its covenants and agreements contained in this Agreement and in any other document delivered pursuant to this Agreement.
ARTICLE VIII

INDEMNIFICATION AND CONTRIBUTION
Section 8.1    Indemnification Obligations. Following entry of the Approval Order, the Company and its Subsidiaries (the “Indemnifying Parties” and each an “Indemnifying Party”) shall, jointly and severally, indemnify and hold harmless each Commitment Party and its Affiliates, equity holders, members, partners, general partners, managers and its and their respective Representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Commitment Parties except to the extent otherwise provided for in this Agreement) arising out of a claim asserted by a third party (but excluding any claims asserted by either (i) advisors to Saba or its Affiliates against Saba or its Affiliates or (ii) Saba or its Affiliates against advisors to Saba or its Affiliates) (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement, the transactions contemplated hereby and the obligations hereunder, including the Backstop Commitments, the Rights Offering, the payment of the Put Option Equity Premium or, with respect to Saba, the Amendment Fee or the use of the proceeds of the Rights Offering, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Company, its Subsidiaries, their respective equity holders, Affiliates, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable documented (with such documentation subject to redaction to preserve attorney client and work product privileges) legal or other third-party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided, however, that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (a) as to a Defaulting Commitment Party, its Related Parties or any Indemnified Person related thereto, caused by a Commitment Party Default by such Commitment Party, or (b) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction, whether such judgment is in such underlying action, suit or proceeding, or otherwise, to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Person .
Section 8.2    Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided, however, that (a) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (b) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Article VIII. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, however, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required)), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (iii) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination and the basis for such determination, and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person. Notwithstanding anything herein to the contrary, the Company and its Subsidiaries shall have sole control over any Tax controversy or Tax audit and shall be permitted to settle any liability for Taxes of the Company and its Subsidiaries.
Section 8.3    Settlement of Indemnified Claims. In connection with any Indemnified Claim for which an Indemnified Person is assuming the defense in accordance with this Article VIII, the Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this Article VIII. Notwithstanding anything in this Article VIII to the contrary, if at any time an Indemnified Person shall have requested the Indemnifying Party to reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Indemnified Claims as contemplated by this Article VIII, the Indemnifying Party shall be liable for any settlement of any Indemnified Claims effected without its written consent if (a) such settlement is entered into more than forty-five (45) days after receipt by the Indemnifying Party of such request for reimbursement, so long as the Indemnifying Party has not notified the Indemnified Party that it contests, in good faith, such request for reimbursement, (b) the Indemnifying Party shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement, and (c) the Indemnifying Party shall not have instructed the Indemnified Person to avoid settlement of any Indemnified Claims prior to the date of such settlement. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.
Section 8.4    Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 8.1, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed to be in the same proportion as (a) the total value received or proposed to be received by the Company pursuant to the issuance and sale of the Unsubscribed Shares in the Rights Offering contemplated by this Agreement and the Plan bears to (b) the Put Option Cash Premium and the Put Option Equity Premium (or, with respect to Saba, the Amendment Fee) paid or proposed to be paid to the Commitment Parties. The Indemnifying Parties also agree that no Indemnified Person shall have any liability based on their comparative or contributory negligence or otherwise to the Indemnifying Parties, any Person asserting claims on behalf of or in right of any of the Indemnifying Parties, or any other Person in connection with an Indemnified Claim.
Section 8.5    Treatment of Indemnification Payments. All amounts paid by an Indemnifying Party to an Indemnified Person under this Article VIII shall, to the extent permitted by applicable Law, be treated as adjustments to the Per Share Purchase Price for all Tax purposes. The provisions of this Article VIII are an integral part of the transactions contemplated by this Agreement and without these provisions the Commitment Parties would not have entered into this Agreement.
Section 8.6    No Survival. All representations, warranties, covenants and agreements made in this Agreement shall not survive the Closing Date except for covenants and agreements that by their terms are to be satisfied after the Closing Date, which covenants and agreements shall survive until satisfied in accordance with their terms.
ARTICLE IX

TERMINATION
Section 9.1    Termination Rights. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:
(a)    by mutual written consent of the Company and the Requisite Commitment Parties;
(b)    by the Requisite Commitment Parties upon written notice to the Company if:
(i)    (x) the failure of any of Milestones a., b., c., or d. on Schedule 5 to be satisfied which remains unsatisfied for three (3) Business Days, or (y) the failure of

Milestone e. on Schedule 5 to be satisfied which remains unsatisfied for one (1) Business Day;
(ii)    the Disclosure Statement Order is reversed, stayed, dismissed, vacated, or is modified or amended after entry without the prior written consent of the Requisite Commitment Parties;
(iii)    either of the Confirmation Order or the Approval Order has not become a Final Order after the applicable appeals period has elapsed due to a pending appeal; provided, however, that, notwithstanding anything to the contrary herein, each Initial Commitment Party must provide written notice to the Company in order for this Agreement to be terminated pursuant to this Section 9.1(b)(iii);
(iv)    any of this Agreement, the RSA, the Rights Offering Procedures, the Plan or any documents related to the Plan, including notices, exhibits or appendices, or any of the Definitive Documents is amended, restated, modified, changed, supplemented or altered without obtaining the requisite approvals of the Commitment Parties pursuant to this Agreement (including, for the avoidance of doubt, pursuant to Section 10.7 of this Agreement) and the Consenting Stakeholders pursuant to the RSA (including, for the avoidance of doubt, pursuant to Section 13 of the RSA) in writing;
(v)    if an Event occurs that, in the absence of the automatic stay imposed by section 362 of the Bankruptcy Code or similar provisions of applicable Law, with or without the provision of any notice or the giving effect to any cure period, would constitute a termination event under the RSA in accordance with its terms;
(vi)    (i) the Company shall have breached (other than an immaterial breach) any representation, warranty, covenant or other agreement made by the Company in this Agreement or any such representation or warranty shall have become inaccurate after the date of this Agreement, and such breach or inaccuracy would, individually or in the aggregate, cause a condition set forth in Section 7.1(n) or Section 7.1(o) not to be satisfied, (ii) the Requisite Commitment Parties shall have delivered written notice of such breach or inaccuracy to the Company, and (iii) such breach or inaccuracy is not cured (to the extent curable) by the Company or its Subsidiaries by the fifth (5th) Business Day after receipt of such notice; provided, however, that the Requisite Commitment Parties shall not have the right to terminate this Agreement pursuant to this Section 9.1(b)(vi) if they are then in breach of any representation, warranty, covenant or other agreement hereunder that would result in the failure of any condition set forth in Section 7.3 being satisfied;
(vii)    any Law or final and non-appealable Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the Rights Offering or the transactions contemplated by this Agreement or the other Definitive Documents;
(viii)    the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Stakeholders, not to be unreasonably withheld), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee under section 1104 of the Bankruptcy Code in one or more of the Chapter 11 Cases of a Company Party, (iii) dismissing one or more of the Chapter 11 Cases, (iv) terminating exclusivity under Bankruptcy Code section 1121, or (v) rejecting this Agreement;
(ix)    an order is entered by the Bankruptcy Court granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any party to proceed against any material asset of the Company Parties that would materially and adversely affect the Company’s operational or financial performance;
(x)    the Company Parties (i) withdraw the Plan, (ii) publicly announce their intention not to support the Restructuring Transactions or (iii) file, publicly announce, or execute a definitive written agreement with respect to an Alternative Restructuring Proposal;
(xi)    the making public, modification, amendment, restatement, change, alteration or filing of any of the Definitive Documents without obtaining the requisite approvals of the Consenting Stakeholders pursuant to the RSA (including, for the avoidance of doubt, pursuant to Section 13 of the RSA) in writing;
(xii)    upon the delivery of notice by the Company Parties pursuant to Section 6.7(a);
(xiii)    failure by the Company to pay the fees and expenses set forth in Section 3.3 of this Agreement as and when required;
(xiv)    the Company Parties file any motion or pleading with the Bankruptcy Court that is not consistent in all material respects with this Agreement and such motion has not been withdrawn within two (2) Business Days of receipt by the Company Parties of written notice from the Requisite Commitment Parties that such motion or pleading is inconsistent with this Agreement; or

(xv)    the Bankruptcy Court orders that (A) any Commitment Party must return or repay all or part of the Put Option Cash Premium to the Company, other than pursuant to Section 3.2(b) or if any Commitment Party becomes a Defaulting Commitment Party, or (B) Akin Gump or Houlihan must return or repay all or part of the Akin Advance Payment or Houlihan Advance Payment, as applicable, to the Company other than repayment of the Advance Payment Surplus (if any) pursuant to Section 3.3(c);
(c)    by the Company upon written notice to each Commitment Party if:
(i)    any Law or final and non-appealable Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the Rights Offering or the transactions contemplated by this Agreement or the other Definitive Documents;
(ii)    subject to the right of the Commitment Parties to arrange a Commitment Party Replacement in accordance with Section 2.3(a), (i) any Initial Commitment Party shall have breached (other than an immaterial breach) any representation, warranty, covenant or other agreement made by such Initial Commitment Party in this Agreement or any such representation or warranty shall have become inaccurate, and such breach or inaccuracy would, individually or in the aggregate, cause a condition set forth in Section 7.3(g) or Section 7.3(h) not to be satisfied, (ii) the Company shall have delivered written notice of such breach or inaccuracy to such Initial Commitment Party, (iii) such breach or inaccuracy is not cured (to the extent curable) by such Initial Commitment Party by the fifth (5th) Business Day after receipt of such notice, and (iv) as a result of such failure to cure, a condition set forth in Section 7.3(g) or Section 7.3(h) is not capable of being satisfied or has not been satisfied by the date on which such condition must, by its terms, be satisfied; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(ii) if it is then in breach of any representation, warranty, covenant or other agreement (x) hereunder that would result in the failure of any condition set forth in Section 7.1 being satisfied or (y) under the RSA; or
(iii)    two (2) Business Days after delivery of notice by the Company Parties pursuant to Section 6.7(a);
provided, however, that the Company may terminate this Agreement as to Saba individually, and not as to all Commitment Parties, in connection with a breach (other than an immaterial breach) of any of Saba’s obligations, covenants, representations or warranties set forth in this Agreement, and such breach is continuing and is not timely cured within five (5) Business Days after the Company provides written notice to Saba of such breach (in which event upon failure to so cure within such time period). Notwithstanding the termination by the Company as to Saba individually, the

Agreement and the transactions contemplated by this Agreement shall continue with respect to the Commitment Parties other than Saba;

(d)    by any Initial Commitment Party or the Company, upon written notice to the Company or to each Initial Commitment Party, as applicable, upon the occurrence of the Outside Date and at any time thereafter, provided, that no Party shall have the right to terminate this Agreement pursuant to this Section 9.1(d) if it is then in willful or intentional breach (as defined below) of this Agreement; and
(e)    by Saba upon written notice to the Company if:
(i)    entry of the Approval Order has been denied by the Bankruptcy Court; provided, that notwithstanding anything to the contrary herein, in the RSA or any other Definitive Document, in the event that entry of the Approval Order has been denied by the Bankruptcy Court, the Company shall provide Saba with an opportunity to file an objection to the Plan and this Agreement within five (5) Business Days from such date of denial of the Approval Order and adjourn the Confirmation Hearing to a date on or after the expiration of such five (5) Business Day period; provided, that Saba shall not seek or support an adjournment of the Confirmation Hearing by more than five (5) Business Days from such date of denial of the Approval Order; or
(ii)     (x) the Company shall have breached (other than an immaterial breach) any representation, warranty, covenant or other agreement made by the Company in this Agreement or any such representation or warranty shall have become inaccurate after the date of this Agreement, and such breach or inaccuracy would (i) have a material, disproportionate, and adverse effect on Saba as opposed to all other Commitment Parties (on account of its holdings of 2020 Notes Claims, 2022 Notes Claims, and Existing Interests versus those held by all Commitment Parties) or (ii) have the effect of reducing the amount of the Amendment Fee or the Maximum Saba Expense Reimbursement, or otherwise adversely affect Saba’s right to receive the Amendment Fee at Closing and Saba’s advisors’ right to receive the Maximum Saba Expense Reimbursement at Closing, (y) Saba shall have delivered written notice of such breach or inaccuracy to the Company, and (z) such breach or inaccuracy is not cured (to the extent curable) by the Company or its Subsidiaries by the fifth (5th) Business Day after receipt of such notice.
provided, however, that any such termination by Saba pursuant to this Section 9.1(e), shall, notwithstanding anything to the contrary herein or in the RSA, cause a termination of this Agreement and the RSA with respect to Saba individually, and not as to the Company and all other Commitment Parties. Notwithstanding the termination by Saba as to Saba individually, the Agreement, the RSA and the transactions contemplated by this Agreement and the RSA shall continue with respect to the Commitment Parties other than Saba.

Section 9.2    Effect of Termination.
(a)    Unless otherwise provided herein, upon termination of this Agreement pursuant to this Article IX, this Agreement shall forthwith become void and there shall be no further obligations or liabilities on the part of the Parties; provided, however, that, (i) the obligations of the Company and its Subsidiaries to pay the Expense Reimbursement pursuant to and in accordance with Section 3.3 and to satisfy their indemnification obligations pursuant to and in accordance with Article VIII shall survive the termination of this Agreement and shall remain in full force and effect, in each case, until such obligations have been satisfied, (ii) the provisions set forth in this Section 9.2 and Article X shall survive the termination of this Agreement in accordance with their terms, (iii) pursuant to and in accordance with Section 3.2(a), the obligations of the Commitment Parties (other than Saba) to repay the Put Option Cash Premium in the event of termination of this Agreement under the circumstances set forth in Section 3.2(a) shall survive the termination of this Agreement and shall remain in full force and effect until such obligations have been satisfied, (iv) the provisos set forth in Section 9.1(e)(i) shall survive termination of this Agreement, and (v) subject to Section 10.10, nothing in this Section 9.2 shall relieve any Party from liability for its gross negligence or any willful or intentional breach of this Agreement; provided, further, for the avoidance of doubt, the Company shall not be obligated to, and shall not, pay the Amendment Fee or the reasonable and documented fees, costs and expenses of any consultants, counsel, financial advisors or other professionals retained by Saba in connection with matters related to the Company in the event that this Agreement is terminated pursuant to this Article IX. For purposes of this Agreement, “willful or intentional breach” shall mean a breach of this Agreement that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.
(b)    If this Agreement is terminated for any reason other than by the Commitment Parties (other than Saba) under Section 9.1(b)(iii) or by the Company under Section 9.1(c)(ii), the Commitment Parties shall be entitled to keep the full Put Option Cash Premium, and, for the avoidance of doubt, (i) if this Agreement is terminated by the Commitment Parties (other than Saba) under Section 9.1(b)(iii) or by the Company under Section 9.1(c)(ii), the Commitment Parties (other than Saba) shall be required to, within two (2) Business Days following such proper termination, return the full Put Option Cash Premium to the Company and (ii) contemporaneously with the Closing, the Commitment Parties (other than Saba) shall return the full Put Option Cash Premium to the Company in exchange for the Put Option Equity Premium in accordance with Section 3.2(b). For the avoidance of doubt, other than the Company’s payment of the Put Option Cash Premium, which has been paid to the Commitment Parties (other than Saba) at or prior to the effectiveness of this Agreement, the Commitment Parties shall not and do not have any additional recourse against the Debtors for any obligations or liabilities relating to or arising from this Agreement, except for liability for gross negligence or willful or intentional breach of this Agreement pursuant to Section

9.2(a). For the avoidance of doubt, the automatic stay arising pursuant to section 362 of the Bankruptcy Code shall be deemed waived or modified for purposes of providing notice or exercising rights hereunder and under the RSA.
ARTICLE X

GENERAL PROVISIONS
Section 10.1    Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered via electronic mail, courier, or registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as may be specified by like notice):
(a)    If to the Company:
Parker Drilling Company
Five Greenway Plaza, Suite 100
Houston, TX 77046
Attention: John Edward Menger and Jennifer Simons
Email:    Ed.Menger@parkerdrilling.com and Jennifer.Simons@parkerdrilling.com with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Christopher J. Marcus, P.C., Brian Schartz, P.C.,
Julian Seiguer, P.C., Matthew Fagen and Benjamin Adelson
Email:    christopher.marcus@kirkland.com; brian.schartz@kirkland.com;
matthew.fagen@kirkland.com; julian.seiguer@kirkland.com;
benjamin.adelson@kirkland.com

(b)    If to the Commitment Parties (or to any of them, other than Saba) or any other Person to which notice is to be delivered hereunder, to the address set forth opposite each such Commitment Party’s name on Schedule 3, with a copy (which shall not constitute notice) to:
Akin Gump Strauss Hauer & Feld LLP
1333 New Hampshire Avenue, N.W.
Washington, D.C. 20036
Attention: James Savin and Daniel Fisher
Email:    jsavin@akingump.com; dfisher@akingump.com
and

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park, Bank of America Tower
New York, NY 10036
Attention: Michael S. Stamer
Email:    mstamer@akingump.com
(c)    If to Saba, to the address set forth opposite its name on Schedule 3, with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Ave.
New York, NY 10017
Attention: Brian M. Resnick and Adam L. Shpeen
Email:    brian.resnick@davispolk.com; adam.shpeen@davispolk.com
Section 10.2    Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Company and the Requisite Commitment Parties, other than an assignment by a Commitment Party expressly permitted by Section 2.3 or Section 2.6 and any purported assignment in violation of this Section 10.2 shall be void ab initio. Except as provided in Article VIII with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person any rights or remedies under this Agreement other than the Parties.
Section 10.3    Prior Negotiations; Entire Agreement.
(a)    This Agreement (including the agreements attached as Exhibits to and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement (including the Original Agreement), except that the Parties hereto acknowledge that any confidentiality agreements heretofore executed among the Parties and the RSA (including the Restructuring Term Sheet) and other Definitive Documents will each continue in full force and effect in accordance with their respective terms and constitute valid and binding obligations of the Parties thereto. All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
(b)    Notwithstanding anything to the contrary in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (and any amendments, supplements or modifications thereto) or an affirmative vote to accept the Plan submitted by any Commitment Party, nothing contained in the Plan (including any amendments, supplements or modifications thereto) or Confirmation Order (including any amendments, supplements or modifications thereto) shall alter, amend or modify the rights of the Commitment Parties under this Agreement unless such alteration, amendment or modification has been made in accordance with Section 10.7.
Section 10.4    Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD FOR ANY CONFLICTS OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANY OTHER JURISDICTION, OR, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE. THE PARTIES CONSENT AND AGREE THAT ANY ACTION TO ENFORCE THIS AGREEMENT OR ANY DISPUTE, WHETHER SUCH DISPUTES ARISE IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY SHALL BE BROUGHT EXCLUSIVELY IN THE BANKRUPTCY COURT WHERE THE DEBTORS FILE THE CHAPTER 11 CASES (OR, SOLELY TO THE EXTENT THE BANKRUPTCY COURT DECLINES JURISDICTION OVER SUCH ACTION OR DISPUTE, EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY). THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT SOLELY IN CONNECTION WITH THIS AGREEMENT AND THE AUTHORITY OF THE BANKRUPTCY COURT TO ENTER FINAL ORDERS RELATING TO SUCH DISPUTES. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE RELATED TO THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTIONS TO VENUE OR JURISDICTION OR ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT, (II) SUCH PARTY OR SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY THE BANKRUPTCY COURT OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN THE BANKRUPTCY COURT IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING TO AN ADDRESS PROVIDED IN WRITING BY THE RECIPIENT OF SUCH MAILING, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.
Section 10.5    Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE AMONG THE PARTIES UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE.

Section 10.6    Counterparts. This Agreement may be executed through the use of electronic signature and in any number of counterparts, all of which will be considered an original and one and the same agreement and will become effective when counterparts have been signed (electronically or otherwise) by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.
Section 10.7    Waivers and Amendments; Rights Cumulative; Consent. This Agreement may be amended, restated, modified, changed, supplemented or altered only by a written instrument signed by the Company and the Requisite Commitment Parties; provided, however, that (a) the prior written consent of each Commitment Party that was an original signatory to the Original Agreement still a Commitment Party as of such date of amendment, restatement, modification, change, supplement or alteration shall be required for any amendment, restatement, modification, change, supplement or alteration to this Agreement, the RSA or any other Definitive Document that would, directly or indirectly: (i) modify such Commitment Party’s Backstop Commitment Percentage set forth on Schedule 1, or Schedule 2, or the amount of the Backstop Commitment applicable to such Commitment Party, (ii) increase the Per Share Purchase Price to be paid in respect of its Unsubscribed Shares, (iii) modify the Put Option Cash Premium, the Put Option Equity Premium, Section 3.1, Section 3.2 or the amount of the Put Option Cash Premium or Put Option Equity Premium applicable to such Commitment Party, (iv) modify its Subscription Rights (including any percentages contained in the definition thereof) or the amount of Rights Offering Shares applicable to such Commitment Party, (v) modify its right and requirement to purchase the Unsubscribed Shares, (vi) modify any of its rights to receive the Expense Reimbursement, the Put Option Cash Premium, the Put Option Equity Premium and the indemnification provisions, (vii) modify the Rights Offering, the aggregate amount of cash proceeds to be received in the Rights Offering of $95 million, the 41.9241% amount of post-Closing shares of New Common Stock (subject to dilution by New Common Stock issued in connection with the Management Incentive Plan and the exercise of the New Warrants) to be issued pursuant to such Rights Offering, or the allocation of rights among classes of debt and equity, (viii) modify the percentage of New Common Stock to be issued to the holders of 2020 Notes Claims and 2022 Notes Claims, as set forth in the Restructuring Term Sheet and the exhibits thereto, (ix) modify the principal amount, coupon, call schedule, term, security or priority of the New Second Lien Term Loan, as set forth in the Restructuring Term Sheet, the Second Lien Term Loan Term Sheet and the exhibits thereto, (x) modify the percentage of the New Warrants to be issued to the holders of Existing Common Stock and Existing Preferred Stock, the provisions of the New Warrant Term Sheet under the section entitled “Sales of Reorganized Parker”, the strike price of the New Warrants as determined in accordance with the New Warrant Term Sheet or the term of the New Warrants, as set forth in the Restructuring Term Sheet, the New Warrant Term Sheet and the exhibits thereto, (xi) modify the percentage of New Common Stock to be issued to the holders of Existing Common Stock or Existing

Common Stock, as set forth in the Restructuring Term Sheet and the exhibits thereto, (xii) have a materially adverse and disproportionate effect on such Commitment Party as opposed to all other Commitment Parties (on account of its holdings of 2020 Notes Claims, 2022 Notes Claims and Existing Interests versus those held by all Commitment Parties), or (xiii) amend, change or alter the definition of “Outside Date” or “Requisite Commitment Parties” (including, for the avoidance of doubt, due to a change in the definition of “Required Consenting Stakeholders”), and (b) the prior written consent of Saba if Saba is still a Commitment Party as of such date of amendment, restatement, modification, change, supplement or alteration shall be required for any amendment, restatement, modification, change, supplement or alteration to this Agreement, the RSA or any other Definitive Document that would: (i) modify any of its rights to receive the Amendment Fee and up to the Maximum Saba Expense Reimbursement, or the amount of the Amendment Fee or the Maximum Saba Expense Reimbursement, (ii) modify its Backstop Commitment Percentage set forth on Schedule 2 or the amount of the Backstop Commitment applicable to Saba, (iii) modify Schedule 6 hereto, (iv) modify the percentage of the New Warrants to be issued to the holders of Existing Common Stock and Existing Preferred Stock in any manner that is adverse to holders of Existing Common Stock, (v) materially reduce the percentage of New Common Stock to be issued to the holders of Existing Common Stock, as set forth in the Restructuring Term Sheet and the exhibits thereto, (vi) have a material, disproportionate, and adverse effect on Saba as opposed to all other Commitment Parties (on account of its holdings of 2020 Notes Claims, 2022 Notes Claims, and Existing Interests versus those held by all Commitment Parties); provided, however, that the consent of any Defaulting Commitment Party shall not be required for any amendments set forth in clauses (a)(ii) or (a)(iii) above. Notwithstanding the foregoing, Schedule 1, and Schedule 2 shall be revised as necessary without requiring a written instrument signed by the Company and the Requisite Commitment Parties to reflect changes in the composition of the Commitment Parties and the Backstop Commitment Percentages as a result of Transfers permitted in accordance with the terms and conditions of this Agreement and no such revisions shall give rise to any termination right or allow the Commitment Parties to fail to close the transactions contemplated by this Agreement; provided, each Commitment Party shall receive a revised copy of all such Schedules. The terms and conditions of this Agreement (other than (x) Section 7.1(s), Section 7.2, Section 9.1(b)(iv), Section 9.1(b)(xi), and this Section 10.7, the waiver of which shall only be made with the requisite approvals of the Commitment Parties pursuant to this Agreement (including, for the avoidance of doubt, pursuant to this Section 10.7), (y) Section 10.7(b), the waiver of which shall only be made with the requisite approval of Saba, as applicable, pursuant to this Agreement (including, for the avoidance of doubt, pursuant to Section 10.7(b)), and (z) other than the conditions set forth in Section 7.1 and Section 7.3, the waiver of which shall be governed solely by Article VII) may be waived (i) by the Company and its Subsidiaries only by a written instrument executed by the Company and (ii) by the Requisite Commitment Parties only by a written instrument executed by the Requisite Commitment Parties. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. Any proposed amendment, restatement, modification, change, alteration, supplement or waiver that does not comply with this Section 10.7 shall be ineffective and void ab initio.
Section 10.8    Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.
Section 10.9    Specific Performance. The Parties agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.
Section 10.10    Damages. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits.
Section 10.11    No Reliance. No Commitment Party or any of its Related Parties shall have any duties or obligations to the other Commitment Parties in respect of this Agreement, the Plan or the transactions contemplated hereby or thereby, except those expressly set forth herein or in the RSA. Without limiting the generality of the foregoing, (a) no Commitment Party or any of its Related Parties shall be subject to any fiduciary or other implied duties to the other Commitment Parties, (b) no Commitment Party or any of its Related Parties shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Commitment Party, (c) no Commitment Party or any of its Related Parties shall have any duty to the other Commitment Parties to obtain, through the exercise of diligence or otherwise, to investigate, confirm, or disclose to the other Commitment Parties any information relating to the Company or any of its Subsidiaries that may have been communicated to or obtained by such Commitment Party or any of its Affiliates in any capacity, (d) no Commitment Party may rely, and each Commitment Party confirms that it has not relied, on any due diligence investigation that any other Commitment Party or any Person acting on behalf of such other Commitment Party may have conducted with respect to the Company or any of its Affiliates or any of their respective securities and (e) each Commitment Party acknowledges that no other Commitment Party is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its Unsubscribed Shares or Backstop Commitment Percentage of its Backstop Commitment.
Section 10.12    Confidentiality and Publicity. Other than as may be required by applicable Law and regulation or by any governmental or regulatory authority, no Party shall disclose to any person (including for the avoidance of doubt, any other Commitment Party), other than legal, accounting, financial and other advisors to the Company Parties (who are under obligations of confidentiality to the Company Parties with respect to such disclosure, and whose compliance with such obligations the Company Parties shall be responsible for), the name or the principal amount or percentage of the Company Claims/Interests held by any Commitment Party or any of its respective subsidiaries (including, for the avoidance of doubt, any Company Claims/Interests acquired pursuant to any Transfer); provided, however, that the Company Parties shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, any class of the Company Claims/Interests held by the Commitment Parties collectively; and, provided, further, that the Company Parties may disclose the names of any Commitment Party (at the institution level) at a hearing in connection with the Chapter 11 Cases, but not the principal amount or percentage of the Company Claims/Interests held by any such Commitment Party or any of its respective subsidiaries (including, for the avoidance of doubt, any Company Claims/Interests acquired pursuant to any Transfer). Notwithstanding the foregoing, the Commitment Parties hereby consent to the disclosure of the execution, terms and contents of this Agreement by the Company Parties in the Definitive Documents or as otherwise required by law or regulation; provided, however, that (i) if any of the Company Parties determines that they are required to attach a copy of this Agreement, any Joinder or Transfer Agreement to any Definitive Documents or any other filing or similar document relating to the transactions contemplated hereby, they will redact any reference to or identifying information concerning a specific Commitment Party and such Commitment Party’s holdings (including before filing any pleading with the Bankruptcy Court) and (ii) if disclosure of additional identifying information of any Commitment Party is required by applicable Law, advance notice of the intent to disclose, if permitted by applicable Law, shall be given by the disclosing Party to each Commitment Party (who shall have the right to seek a protective order prior to disclosure). The Company Parties further agree that such information shall be redacted from “closing sets” or other representations of the fully executed Agreement, any Joinder or Transfer Agreement. Notwithstanding the foregoing, the Company Parties will submit to counsel for the Initial Commitment Parties all press releases, public filings, public announcements or other communications with any news media, in each case, to be made by the Company Parties relating to this Agreement or the transactions contemplated hereby and any amendments thereof at least two (2) Business Days (it being understood that such period may be shortened to the extent there are exigent circumstances that require such public communication to be made to comply with applicable law) in advance of release and will take such counsel’s view with respect to such communications into account. Nothing contained herein shall be deemed to waive, amend or modify the terms of any Confidentiality Agreement.
Section 10.13    Settlement Discussions. This Agreement and the transactions contemplated herein are part of a proposed settlement of a dispute between the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Section 408 of the U.S. Federal Rule of Evidence and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any Legal Proceeding, except to the extent filed with, or disclosed to, the Bankruptcy Court in connection with the Chapter 11 Cases (other than a Legal Proceeding to approve or enforce the terms of this Agreement).
Section 10.14    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Parties may be partnerships or limited liability companies, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Party’s Affiliates, or any of such Party’s Affiliates’ or respective Related Parties, in each case, other than the Parties to this Agreement and each of their respective successors and permitted assignees based upon, arising out of or relating to this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by, any of the Related Parties not a Party to this Agreement or any documents or instruments delivered in connection herewith, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of, such obligations or liabilities or their creation; provided, however, nothing in this Section 10.14 shall relieve or otherwise limit the liability of any Party hereto or any of their respective successors or permitted assigns for any breach or violation of, its obligations under this Agreement or such other documents or instruments entered into in connection with the transactions contemplated hereby and thereby (including any confidentiality, non-disclosure or similar agreements).
Section 10.15    Enforceability of Agreement. The Parties hereby acknowledge, covenant and agree: (i) that the provision of any notice or exercise of termination rights under this Agreement is not prohibited by the automatic stay provisions of the Bankruptcy Code, (ii) that they waive any right to assert that the exercise of any notice or termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code and expressly stipulate and consent hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising notice and termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required, (iii) that they shall not take a position to the contrary of this Section 10.15 in the Bankruptcy Court or any other court of competent jurisdiction and (iv) that they will not initiate, or assert in, any litigation or other legal proceeding that this Section 10.15 is illegal, invalid or unenforceable, in whole or in part.
Section 10.16    Relationship Among Parties. Notwithstanding anything to the contrary herein, the duties and obligations of the Commitment Parties under this Agreement shall be several, not joint. None of the Commitment Parties shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities to each other, any Commitment Party, any Company Party, or any of the Company Party’s respective creditors or other stakeholders, and there are no commitments among or between the Commitment Parties, in each case except as expressly set forth in this Agreement. No prior history, pattern or practice of sharing confidence among or between any of the Commitment Parties and/or the Company Parties shall in any way affect or negate this understanding and agreement. The Parties have no agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any securities of any of the Company Parties and do not constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 promulgated thereunder. For the avoidance of doubt: (1) each Commitment Party is entering into this Agreement directly with the Company and not with any other Commitment Party, (2) no other Commitment Party shall have any right to bring any action against any other Commitment Party with respect to this Agreement (or any breach thereof) and (3) no Commitment Party shall, nor shall any action taken by a Commitment Party pursuant to this Agreement, be deemed to be acting in concert or as any group with any other Commitment Party with respect to the obligations under this Agreement nor shall this Agreement create a presumption that the Commitment Parties are in any way acting as a group. All rights under this Agreement are separately granted to each Commitment Party by the Company and vice versa, and the use of a single document is for the convenience of the Company. The decision to commit to enter into the transactions contemplated by this Agreement has been made independently.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.
PARKER DRILLING COMPANY
By: /s/ Michael W. Sumruld __ __________________
Name: Michael W. Sumruld
Title: Senior Vice President & Chief Financial Officer

[Signature Page to Amended and Restated Backstop Commitment Agreement]

Schedule 4

Fully Diluted Capital Stock of Reorganized Parker

The fully diluted post-Closing New Common Stock on the Effective Date shall be held as the following:

Source of New Common Stock	Percentage of post-Closing New Common Stock on a fully-diluted basis [1]
Rights Offering	41.9241%
Put Option Equity Premium	3.3539%
Converted 2020 Notes	18.7932%
Converted 2022 Notes	34.4239%
Existing Preferred Stock	0.6019%
Existing Common Stock	0.9029%

1 All percentages reflected in the chart above are subject to dilution by New Common Stock issued in connection with the Management Incentive Plan and the exercise of the New Warrants.

Schedule 5

Milestones

a.	The Debtors shall commence the Chapter 11 Cases and file the First Day Pleadings with the Bankruptcy Court no later than 2 days after the date of the Original Agreement.

b.
Within one day of the Petition Date, the Debtors shall file the Plan, the Disclosure Statement, and a motion (or motions) for approval of the Rights Offering Procedures and the Disclosure Statement with the Bankruptcy Court.

c.	The Debtors shall obtain entry by the Bankruptcy Court of orders approving (i) the Disclosure Statement and (ii) the Rights Offering Procedures, in each case within 45 days after the Petition Date.

d.	The Debtors shall obtain entry of the Confirmation Order and the Approval Order by no later than 92 days after the Petition Date.

e.
The Effective Date of the Plan and Closing of the Rights Offering shall have occurred by no later than (i) 107 days after the Petition Date and (ii) 15 days after the date (without taking into account any grace period provided under Section 9.1(b)(i) of this Agreement) set forth in sub-clause d. of this Schedule 5.

Exhibit A

Form of Joinder Agreement

This joinder agreement (the “Joinder Agreement”) to Amended and Restated Backstop Commitment Agreement, dated January 28, 2019 (as has been or may be hereafter amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “BCA”), between Parker Drilling Company (the “Company”) and the Commitment Parties party thereto, is executed and delivered by [•] (the “Joining Party”) as of [•], 201[•] (the “Joinder Date”). Each capitalized term used herein but not otherwise defined herein shall have the meaning set forth in the BCA.

Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the BCA, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, amended and restated or otherwise modified from time to time in accordance with the provisions thereof). The Joining Party shall hereafter be deemed to be a “Commitment Party” for all purposes under the BCA. The Joining Party and the Company agree that the Backstop Commitment Percentage will be updated in accordance with the terms of the BCA.

Representations and Warranties. The Joining Party hereby severally and not jointly makes the representations and warranties of the Commitment Parties set forth in Article 5 of the BCA to the Company as of the Joinder Date.

Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard for any conflicts of law principles that would apply the laws of any other jurisdiction, or, to the extent applicable, the Bankruptcy Code.

[Signature Pages Follow]

Exhibit A

IN WITNESS WHEREOF, the Joining Party has caused this Joinder Agreement to be executed as of the Joinder Date.

JOINING PARTY

[COMMITMENT PARTY]

By:
Name:
Title:

AGREED AND ACCEPTED (as of the Joinder Date):

PARKER DRILLING COMPANY

By:
Name:
Title:

[Signature Page to Joinder Agreement]

EXHIBIT B
Form of Transfer Agreement

The undersigned (“Transferee”), as of the date executed below, (a) hereby acknowledges that it has read and understands the Restructuring Support Agreement, made and entered into as of December 12, 2018, (as has been or may be hereafter amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”), by and among Parker Drilling Company, the other Company Parties party thereto and the Consenting Stakeholders party thereto, (b) desires to acquire the Company Claims/Interests held by the transferor (the “Transferor”) described below, and acknowledges and agrees that it shall be deemed a “Consenting Stakeholder” under the terms of the Agreement, (c) agrees to be bound by the terms and conditions of the Agreement to the extent applicable to the Transferor and (d) the Transferee hereby severally and not jointly makes all representations and warranties of the Consenting Stakeholders set forth in Section 9 of the Agreement as of the date hereof. Capitalized used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Date Executed:
[TRANSFEREE]

By:
Name:
Title:

Address:

E-mail address(es):
Telephone:
Facsimile:

Aggregate Amount of Transferred Company Claims/Interests
Type	Amount

a.

Exhibit B